                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-12

                        ENGINEERING MEASUREMENTS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies. Common stock par value: $.01

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies: 4,463,505

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $6.96 per share of common stock par value $.01 (assuming all outstanding stock options are exercised in full prior to completion of the merger)

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction: $31,071,717

--------------------------------------------------------------------------------
     (5) Total fee paid: $6,215

--------------------------------------------------------------------------------


     [X] Fee paid previously with preliminary materials.



     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid: $9,325.80

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.: Form S-4, File #333-43744

--------------------------------------------------------------------------------
     (3) Filing Party: Advanced Energy Industries, Inc.

--------------------------------------------------------------------------------
     (4) Date Filed: August 14, 2000

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

                                  [EMCO LOGO]

              NOTICE OF RECONVENED SPECIAL MEETING OF SHAREHOLDERS


     Engineering Measurements Company will hold a reconvened special meeting of shareholders on January 2, 2001 at 9:00 a.m. local time, at EMCO's offices at 600 Diagonal Highway, Longmont, Colorado 80501, for the following purposes:


     1. To consider and vote upon a proposal to adopt an amended and restated merger agreement effective as of July 6, 2000, as amended as of October 20, 2000, between EMCO, Advanced Energy Industries, Inc., a Delaware corporation, and Flow Acquisition Corporation, a Colorado corporation and a wholly owned subsidiary of Advanced Energy, that provides among other things, for a merger of Flow Acquisition into EMCO so that EMCO will become a wholly owned subsidiary of Advanced Energy.

     2. To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.


     The accompanying Proxy Statement, dated December 1, 2000, describes the proposed merger in detail and includes a copy of the amended and restated merger agreement.


     Only shareholders of record at the open of business on September 21, 2000 are entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the meeting is available for review at our corporate offices.


     If the amended and restated merger agreement is approved by our shareholders, and the merger is completed, you will receive cash in exchange for each share of EMCO stock that you hold. Under Colorado law, shareholders of EMCO who do not vote in favor of the adoption of the amended and restated merger agreement and who otherwise comply with the provisions of Article 113 of the Colorado Business Corporation Act will have the right, if the merger is completed, to dissent from the merger and to seek appraisal of the fair market value of their shares of EMCO common stock. See "Dissenters' Rights" in the accompanying Proxy Statement and Appendix C for a copy of Article 113 which includes a description of the procedures required to be followed in order to properly exercise dissenters' rights.


     YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY. YOU MAY REVOKE YOUR PROXY IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

                                            By order of the Board of Directors,

                                            /s/ Charles Miller

                                            Charles Miller

                                            Chairman


December 1, 2000

Longmont, Colorado

                               [EMCO Letterhead]


                                                                December 1, 2000


Dear EMCO Shareholder:


     On September 22, 2000, we mailed to you a proxy statement/prospectus relating to a special meeting of shareholders of EMCO that was scheduled for October 23, 2000. The purpose of the special meeting was to consider and vote upon the proposed merger between EMCO and Advanced Energy in which EMCO would become a wholly owned subsidiary of Advanced Energy, each outstanding share of EMCO common stock would be converted into at least 0.2018 shares of Advanced Energy common stock, and you would become a stockholder of Advanced Energy. That meeting was adjourned to permit consideration of the revised transaction. Due to the recent market volatility of Advanced Energy's common stock price, we have entered into an amended and restated merger agreement with Advanced Energy. The amended and restated merger agreement provides that you will receive cash in the merger, instead of Advanced Energy common stock, for your EMCO common stock. Advanced Energy will pay the EMCO shareholders an aggregate of $30 million plus an amount equal to the exercise prices paid in cash by EMCO option holders on exercises of any EMCO options between October 20, 2000 and the completion of the merger. It is anticipated that the EMCO shareholders will receive between $7.00 and $7.09 per share, without interest, although the per share consideration could be lower depending on the EMCO options that are exercised before completion of the merger.


     We are enclosing a new proxy statement with a summary of the amended and restated merger agreement. The full text of the amended and restated merger agreement is attached to the Proxy Statement as Appendix A. WE CANNOT COMPLETE THE MERGER WITHOUT THE APPROVAL OF OUR SHAREHOLDERS. EVEN IF YOU SUBMITTED A PROXY CARD IN CONNECTION WITH OUR PREVIOUS PROXY STATEMENT DATED SEPTEMBER 22, 2000, YOU WILL NEED TO COMPLETE THE ENCLOSED BLUE PROXY CARD IN ORDER TO VOTE ON THE AMENDED AND RESTATED MERGER AGREEMENT. PROXIES SUBMITTED IN CONNECTION WITH OUR PREVIOUS PROXY STATEMENT DATED SEPTEMBER 22, 2000, WILL NOT BE COUNTED TOWARD APPROVAL OF THE AMENDED AND RESTATED MERGER AGREEMENT.

     After careful consideration of the terms of the amended and restated merger agreement and other factors, our board of directors recommends that you vote in favor of the adoption of the amended and restated merger agreement.

     If you were a shareholder of record on September 21, 2000, you may vote at the reconvened special shareholder meeting which will be held on:


    January 2, 2001

    9:00 a.m. local time
    Engineering Measurements Company
    600 Diagonal Highway
    Longmont, Colorado 80501

     YOUR VOTE IS IMPORTANT AS THE AFFIRMATIVE VOTE OF TWO-THIRDS OF OUR COMMON STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE HAS THE SAME EFFECT AS A "NO" VOTE.

     Certain shareholders of EMCO who hold approximately 60.0% of the EMCO common stock have granted Advanced Energy an irrevocable proxy to vote for the amended and restated merger agreement.

     Thank you for your cooperation.

                                        Very truly yours,

                                        /s/ Charles Miller

                                        Charles Miller

                                        Chairman


     This proxy statement is dated December 1, 2000, and was first mailed to EMCO shareholders on or about December 4, 2000.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Summary Term Sheet..........................................     1
Summary of the Proxy Statement..............................     3
  The Companies.............................................     3
  The Merger................................................     4
  EMCO Special Meeting......................................     4
  EMCO Voting Agreements....................................     4
  EMCO's Reasons for the Merger.............................     4
  Opinion of EMCO's Financial Advisor.......................     4
  Merger Consideration......................................     4
  Interests of Certain EMCO Directors and Officers in the
     Merger That are in Addition to Your Interests..........     5
  Dissenters' Rights........................................     5
  Certain Federal Income Tax Consequences of the Merger.....     5
  Conditions to Completion..................................     5
  No Solicitation; Board Recommendation.....................     6
  Termination of the Amended and Restated Merger
     Agreement..............................................     6
  Payment of Termination Fees...............................     6
  Vote Required to Approve the Amended and Restated Merger
     Agreement..............................................     6
Forward Looking Statements in This Proxy Statement..........     7
EMCO Selected Financial Data................................     8
Market Price and Dividend Information.......................     9
  Market Price Information..................................     9
  Dividend Information......................................     9
  Number of EMCO Shareholders...............................     9
EMCO Special Meeting........................................     9
  Date, Time and Place; Matters to be Considered............     9
  Record Date; Quorum; Voting at the Special Meeting........    10
  Security Ownership of Management; EMCO Voting
     Agreements.............................................    10
  Solicitation of Proxies; Revocation.......................    10
  Expenses..................................................    11
The Merger..................................................    11
  Background of the Merger..................................    11
  Recommendation of the EMCO Board of Directors and EMCO's
     Reasons for the Merger.................................    14
  Opinion of Quist Financial, Inc...........................    16
  Summary of Advanced Energy Proposal.......................    18
  Methodology...............................................    18
  Market Approaches.........................................    18
  Dilution Analysis.........................................    20
  Historical Multiples......................................    20
  Implied Historical Exchange Ratio.........................    20
  Advanced Energy's Reasons for the Merger..................    21
  Merger Consideration......................................    22
  Payment for Shares........................................
  Interests of EMCO's Management in the Merger and Potential
     Conflicts of Interests.................................    22
  Indemnification; Directors' and Officers' Insurance.......    23
  Regulatory Matters........................................    23
  Dissenters' Rights........................................    23
  Material United States Federal Income Tax Consequences....    24

                                                               PAGE
                                                               ----
  U.S. Federal Income Tax Consequences to EMCO
     Shareholders...........................................    24
  U.S. Federal Income Tax Consequences to EMCO and Advanced
     Energy.................................................    25
  Accounting Treatment......................................    25
The Amended and Restated Merger Agreement...................    25
  The Merger................................................    25
  Representations and Warranties............................    26
  Conduct of Business Prior to the Merger...................    26
  Covenants.................................................    27
  Conditions to the Merger..................................    28
  No Solicitation; Board Recommendation.....................    29
  Conduct of Business Following the Merger..................    29
  Termination of the Amended And Restated Merger
     Agreement..............................................    30
  Fees, Expenses and Termination Fees.......................    31
  Amendment.................................................    31
  Employee Benefits.........................................    31
Engineering Measurements Company............................    32
  Overview..................................................    32
  Products..................................................    33
  Sales and Marketing.......................................    34
Description of Capital Stock................................    34
EMCO Common Stock...........................................    34
Security Ownership of Certain Beneficial Owners and
  Management of EMCO........................................    35
Where You Can Find More Information.........................    36


                                   APPENDICES


Appendix A  Amended and Restated Agreement and Plan of Reorganization
Appendix B  Fairness Opinion of Quist Financial, Inc. dated October 25,
            2000
Appendix C  Article 113 of the Colorado Business Corporation Act

     Important business and financial information about EMCO that you might want to consider in deciding whether to vote in favor of the merger is not included in this proxy statement, but rather is incorporated by reference to other documents that have been filed with the Securities and Exchange Commission. For a complete list of the documents incorporated by reference in this proxy
statement, see "Where You Can Find More Information" on page   .


     To obtain a free copy of any or all of the documents relating to EMCO that are incorporated by reference in this proxy statement, you may contact EMCO's Investor Relations at 600 Diagonal Highway, Longmont, Colorado 80501 or by calling (303) 651-0550 or by calling its investor relations firm at (310) 208-2550. TO ENSURE TIMELY DELIVERY OF REQUESTED DOCUMENTS, YOU SHOULD MAKE YOUR REQUESTS BY DECEMBER 26, 2000. You also may obtain free copies of these documents on the Securities and Exchange Commission's website at www.sec.gov.


     Information in this proxy statement about Advanced Energy has been provided by Advanced Energy. Information in this proxy statement about EMCO has been provided by EMCO. Neither company has independently investigated the truth or accuracy of the information provided by the other.

                             ---------------------

                                   TRADEMARKS

     Advanced Energy, Microsweep, Sparc, Sparc-LE and the Advanced Energy logo are registered trademarks of Advanced Energy. Mach-One, Digital Valve and the EMCO logo are trademarks of EMCO.

                               SUMMARY TERM SHEET


     The following is a summary of some of the terms of the merger of Flow Acquisition Corporation with and into EMCO, with EMCO surviving as a subsidiary of Advanced Energy. This summary is an overview and may not contain all the information that might be important to you. We have included page references to direct you to more complete information in the proxy statement.


     You should carefully read the entire proxy statement, including the appendices, and the other documents to which this proxy statement refers to fully understand the merger and its consequences.

The Merger (see
pages 11-25)                 Advanced Energy will acquire EMCO through a merger
                             of Advanced Energy's newly formed subsidiary, Flow
                             Acquisition Corporation, into EMCO. As a result,
                             EMCO will become a subsidiary of Advanced Energy.


What You Will Receive in
the Merger (see pages 22)    You will receive up to $7.09 in cash, without
                             interest, for each share of EMCO common stock that you hold at the time the merger is completed, depending on the EMCO options that are exercised before completion of the merger.


The Opinion of the
Financial Advisor
(see pages 16-21)            Quist Financial, Inc., EMCO's financial advisor,
                             reviewed the amended and restated merger agreement, among other things, and has provided its opinion that the amount to be received by the EMCO shareholders in the merger is fair from a financial point of view.


The Board of Directors
Recommends That You Vote
for the Amended and Restated
Merger Agreement
(see page 14)                The Board of Directors of EMCO has determined that
                             the merger is in the best interests of EMCO and its shareholders. Accordingly, the Board of Directors recommends that you vote "for" the approval of the amended and restated merger agreement.


Tax Consequences to EMCO
Shareholders (see page 24)   Generally, the merger will be a taxable transaction
                             for EMCO shareholders for U.S. federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes.
                             Because individual circumstances may differ, you should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Conditions to the Merger
(see page 28)                Several conditions must be satisfied or waived
                             before any of the parties is obligated to complete the merger. These conditions include:


                             - shareholders holding at least two-thirds of the
                               outstanding stock of EMCO must vote to approve the merger;



                             - no party to the agreement has failed to comply
                               with the agreement in such a way that it would have breached the agreement;



                             - no more than 5% of the shareholders of EMCO
                               common stock shall have exercised their
                               dissenters' rights under Colorado law; and



                             - no event shall have occurred which has a material
                               adverse effect on any of the parties to the amended and restated merger agreement.


No Financing Contingency     Advanced Energy will pay the merger consideration
                             to the EMCO shareholders from its existing cash.
                             Completion of the merger is not subject to Advanced
                             Energy obtaining any credit or financing.

Termination of the Amended
and Restated Merger
Agreement (see page 30)      The amended and restated merger agreement may be
                             terminated before completion of the merger if certain events occur. These events include:


                             - if either party materially breaches the amended
                               and restated merger agreement;



                             - the merger is not completed by January 31, 2001;



                             - the EMCO shareholders do not approve the amended
                               and restated merger agreement at the special meeting;



                             - by EMCO, if its Board of Directors determines
                               that abandoning the merger is required by its fiduciary duties; and



                             - by Advanced Energy, if the EMCO Board of
                               Directors withdraws its recommendation of the merger or recommends an alternative transaction with a third party.



Termination Fee (see
page 31) If the amended and restated merger agreement is terminated under certain circumstances, and if EMCO enters into a transaction in which a third party acquires control of EMCO or more than 50% of its assets, EMCO might be required to pay Advanced Energy a termination fee of $5 million.


Alternative Proposals and
Alternative Transactions
(see page 29)                In general, EMCO has agreed that it will not seek
                             or encourage a competing transaction in which an unsolicited offer is made to acquire EMCO, except in very limited situations.


Rights You Have if You
Oppose the Merger (see
page 23 and Appendix C)      You have the right to dissent from the merger and
                             be paid the amount that a Colorado court determines to be the fair value of your EMCO shares, instead of the amount Advanced Energy is offering. These rights are called "dissenters' rights." Dissenters' rights will only be available to shareholders who
                             (1) object to the proposed merger in writing prior to or at the special meeting before the vote on the matter is taken (a negative vote will not constitute a written objection); and (2) do not vote any of their shares in favor of the proposed merger at the special meeting. However, a record shareholder may dissent as to less than all the shareholder's stock if the shareholder dissents with respect to all shares beneficially owned by any one person and provides EMCO with certain information. Anyone wanting to exercise his, her or its dissenters' rights must comply strictly with the procedures outlined in Colorado law. A copy of the applicable law is attached to this proxy statement and should be reviewed carefully by anyone wanting to assert dissenters' rights.



Who may Vote on the Merger
(see page 10)                Shareholders of record as of the open of business
                             on September 21, 2000 will be entitled to notice of, and to vote at, the special meeting.



Shareholder Vote Required
to Approve Amended and
Restated Merger Agreement
(see page 10)                The amended and restated merger agreement must be
                             approved by holders of more than two-thirds of the outstanding shares of EMCO stock entitled to vote.
                             Certain EMCO shareholders, who collectively own approximately 60% of the outstanding EMCO common stock, have agreed to vote their shares in favor of the adoption of the amended and restated merger agreement. If you do not vote your shares, the effect will be a vote against the adoption of the amended and restated merger agreement.

                         SUMMARY OF THE PROXY STATEMENT

     This summary highlights selected information from this proxy statement. It does not contain all of the information that might be important to you. You should read the entire proxy statement and the documents referenced in it before making a decision whether to vote in favor of the merger. In particular, you should read the documents attached to this proxy statement, including the amended and restated merger agreement, Appendix A; the opinion of Quist Financial, Inc., Appendix B; and Article 113 of the Colorado Business Corporation Act, Appendix C.

                                 THE COMPANIES

[EMCO LOGO]

ENGINEERING MEASUREMENTS COMPANY
600 Diagonal Highway
Longmont, Colorado 80501
(303) 651-0550

     EMCO designs, manufactures, and markets electronic and electro-mechanical instruments (flowmeters) for measuring the flow of liquids, steam and gases. EMCO generates its revenues from the sales of flowmeter hardware in both foreign and domestic markets. Revenue is also generated through contract electronic printed circuit board assembly. While EMCO has historically been strongest in energy utility flow measurement, particularly steam metering, it also has developed products capable of measuring most types of process fluids, as well as fuel oils and natural gas. EMCO markets flowmeters worldwide, primarily utilizing a network of distributors and commissioned sales representatives as well as a direct sales force. EMCO's Mach One digital flow controller is the subject of a joint development arrangement with Micron Technology. The Mach One, designed for use in the semiconductor manufacturing industry, is in the development stage and has attracted the attention of semiconductor equipment manufacturers. EMCO was incorporated in Colorado in 1967.

[ADVANCED ENERGY LOGO]

ADVANCED ENERGY INDUSTRIES, INC.
1625 Sharp Point Drive
Fort Collins, Colorado 80525
(970) 221-4670

     Advanced Energy designs, manufactures and supports technology solutions that are used in the manufacturing of computer chips, CDs, flat panel displays such as computer screens, DVDs, windows, eyeglasses, solar panels and other products. Advanced Energy's power conversion and control systems refine, modify and control the raw electrical power from a utility and convert it into power that is uniform and predictable. This allows manufacturing equipment to produce and deposit very thin films at an even thickness on a mass scale. Advanced Energy's systems also include process monitoring and machine control tools, ion beam sources, dynamics temperature control products and plasma abatement technologies. Advanced Energy was incorporated in Colorado in 1981 and reincorporated in Delaware in 1995.

                                   THE MERGER

EMCO SPECIAL MEETING (PAGE 9)


     The EMCO shareholders' special meeting to approve the amended and restated merger agreement will be held on January 2, 2001 9:00 a.m., local time, at EMCO's offices at 600 Diagonal Highway, Longmont, Colorado 80501. You can vote at the special meeting if you owned shares of EMCO common stock at the opening of business on September 21, 2000. You can cast one vote for each share of EMCO common stock that you owned on that date.


EMCO VOTING AGREEMENTS (PAGE 10)


     Seven EMCO shareholders, who collectively hold approximately 60.0% of the EMCO common stock outstanding, have granted Advanced Energy an irrevocable proxy to vote their shares of EMCO common stock in favor of the amended and restated merger agreement and against any matter that could prevent the merger from being completed.


EMCO'S REASONS FOR THE MERGER (PAGE 14)


     EMCO's Board of Directors believes that the merger is fair and recommends that you vote FOR adoption of the amended and restated merger agreement. The EMCO board of directors has determined that the merger is in the best interests of EMCO and its shareholders for numerous reasons. Those reasons include:


     - the cash consideration to be received by the EMCO shareholders;

     - the current business prospects of EMCO;

     - the financial and other resources that will be needed to develop EMCO's business prospects, including the Mach One digital flow controller;

     - potential dilution of the share holdings of existing EMCO shareholders if EMCO sought to finance its expansion through a further sale of equity securities;


     - the structure of the merger as a cash-for-stock transaction, which will enable EMCO's shareholders to receive up to $7.09 in cash for each share of EMCO stock they hold, thereby not subjecting the shareholders to the risks of receiving or holding Advanced Energy's currently volatile stock;


     - the premium included in the purchase price over the then current EMCO stock price and over the lower range of values determined by the valuation analysis performed by Quist Financial;

     - the terms under which EMCO can consider alternative acquisition proposals by third parties; and

     - the opinion of Quist Financial that the consideration to be paid in the merger is fair, from a financial point of view, to EMCO's shareholders.

OPINION OF EMCO'S FINANCIAL ADVISOR (PAGE 16)

     In deciding to approve the merger, EMCO's board of directors considered an opinion from Quist Financial, Inc. as to the fairness of the cash payment to be received from a financial point of view to the EMCO shareholders. The full text of the written opinion of the financial advisor is attached to this proxy statement as Appendix B. You should read the entire opinion carefully for an understanding of the assumptions made, matters considered and limitations on the review undertaken.

MERGER CONSIDERATION (PAGES 22 AND 31)


     At the effective time of the merger, Advanced Energy's subsidiary will be merged into EMCO, with EMCO surviving as a subsidiary of Advanced Energy. If the merger is completed, each outstanding share of EMCO common stock (other than shares as to which dissenters' rights of appraisal have been duly and validly asserted) will be converted at the effective time into the right to receive cash. The EMCO shareholders will receive an aggregate of $30 million plus the exercise prices paid in cash by EMCO option holders on exercises of any EMCO options between October 20, 2000 and the completion of the merger. It is anticipated that the EMCO shareholders will receive between $7.00 and $7.09 per share, without interest, although the per share consideration could be lower depending on the EMCO options that are exercised before completion of the merger. The merger consideration will be approximately $6.96 per share if all options are exercised. In addition, Advanced Energy will assume any EMCO options that are not exercised before the completion of the merger and will convert those options into the right to purchase shares of Advanced Energy common stock. Non-employee directors must exercise their EMCO options before the merger if the price of Advanced Energy stock is $15.75 or lower at the time of Closing. Advanced Energy has the right to require EMCO to cancel all options (other than under the EMCO employee stock purchase plan) and pay the option holders for such options if the fraction obtained by dividing the cash price per EMCO share paid by Advanced Energy in the merger divided by the price of Advanced Energy stock on the day before the merger is greater than 0.553.


INTERESTS OF CERTAIN EMCO DIRECTORS AND OFFICERS IN THE MERGER THAT ARE IN ADDITION TO YOUR INTERESTS (PAGE 22)

     When considering the recommendations of EMCO's board of directors, you should be aware that certain EMCO directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests could cause the directors and officers of EMCO to be more likely to favor the merger than if they did not have these interests.

DISSENTERS' RIGHTS (PAGE 23)


     Under Colorado law, you have the right to dissent from the merger, obtain an appraisal of the fair market value of your EMCO shares and receive the appraisal price in cash instead of the cash consideration payable in the merger. To assert your dissenters' rights, you must strictly follow the procedures set forth in Colorado law. A summary of these procedures and a copy of the applicable Colorado law are included in this proxy statement.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 24)

     The receipt of cash by an EMCO shareholder in the merger will be a taxable transaction for federal income tax purposes and may also be taxable for state, local, foreign and other tax purposes. In general, for federal income tax purposes, under current law, an EMCO shareholder in whose hands the shares of EMCO common stock are capital assets will recognize gain or loss equal to the difference between the shareholder's adjusted tax basis in each block of the shares converted to cash in the merger and the amount of cash received for those shares.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

CONDITIONS TO COMPLETION (PAGE 28)

     Completion of the merger is subject to the satisfaction or waiver of various closing conditions, including:

     - approval of EMCO shareholders;

     - the absence of breaches by the other party;

     - holders of not more than 5% of the EMCO common stock exercising their dissenters' rights; and

     - no material adverse change to the other party.

     If EMCO waives any conditions, it will consider the facts and circumstances at that time and decide whether it should resolicit your proxy.

NO SOLICITATION; BOARD RECOMMENDATION (PAGE 29)

     EMCO has agreed not to:

     - solicit or participate in any discussions with any person or entity concerning an alternative acquisition proposal;

     - provide any information to any person concerning an alternative acquisition proposal; or

     - authorize or propose an alternative acquisition proposal.

TERMINATION OF THE AMENDED AND RESTATED MERGER AGREEMENT (PAGE 30)

     The amended and restated merger agreement may be terminated before completion of the merger upon the occurrence of certain events including:

     - a material breach of the amended and restated merger agreement by Advanced Energy or EMCO;

     - the merger is not completed by January 31, 2001;

     - the EMCO shareholders do not approve the amended and restated merger agreement at the special meeting;

     - by EMCO, if the EMCO board of directors determines that abandoning the merger is required by its fiduciary duties; or

     - by Advanced Energy, if the EMCO board of directors withdraws its recommendation of the merger or recommends an alternative transaction with a third party.

PAYMENT OF TERMINATION FEES (PAGE 31)

     If the amended and restated merger agreement is terminated after an alternative corporate transaction has been proposed to EMCO by a third party because:

     - the EMCO shareholders do not approve the amended and restated merger agreement at the special meeting;

     - the EMCO board of directors determines that abandoning the merger is required by its fiduciary duties; or


     - the EMCO board of directors withdraws its recommendation of the merger or recommends an alternative transaction with a third party;



and if EMCO enters into a business combination or similar transaction in which a third party acquires control of EMCO or more than 50% of its assets within 2 years after termination, then EMCO will pay Advanced Energy a termination fee of $5 million.


VOTE REQUIRED TO APPROVE THE AMENDED AND RESTATED MERGER AGREEMENT (PAGE 10)


     The affirmative vote of the holders of 66 2/3% of the shares of EMCO common stock that were outstanding on the record date and entitled to vote is required for adoption of the amended and restated merger agreement. Therefore abstentions and broker non-votes will have the same effect as votes against the amended and restated merger agreement. The Advanced Energy stockholders are not required to vote on the amended and restated merger agreement.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT


     This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements with respect to Advanced Energy's and EMCO's financial condition, results of operations and business. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

                          EMCO SELECTED FINANCIAL DATA

     The selected statement of operations data for 1996 through 2000 and the related balance sheets as of April 30, 1996, 1997, 1998, 1999 and 2000 are derived from financial statements audited by Grant Thornton LLP, independent accountants. Data for 1999 and 2000 are included in EMCO's annual report on Form 10-KSB for the year ended April 30, 2000.

     The selected statement of operations data for the three months ended July 31, 1999 and 2000 and the related balance sheet as of July 31, 2000 are derived from unaudited financial statements and are included in EMCO's quarterly report on Form 10-QSB for the three months ended July 31, 2000.


     This financial data highlights selected financial information of EMCO but does not necessarily include all of the financial information that is important to you. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and EMCO's financial statements and the notes to those statements, included in EMCO's most recent Form 10-KSB and 10-QSB.



                                                                                                     THREE MONTHS ENDED
                                                   FISCAL YEARS ENDED APRIL 30,                           JULY 31,
                                  --------------------------------------------------------------   -----------------------
                                   1996(1)        1997         1998         1999         2000         1999         2000
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
Net sales.......................  $8,665,808   $9,910,047   $9,862,297   $9,694,913   $9,234,052   $2,227,590   $2,462,131
Cost of sales...................   4,852,125    5,626,944    5,921,450    5,711,006    5,693,569    1,356,913    1,474,266
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit..................   3,813,683    4,283,103    3,940,847    3,983,907    3,540,483      870,677      987,865
Operating expenses:
  Research & development........     427,032      620,931      604,167      790,252      880,932      237,627      267,302
  Sales & marketing.............   2,040,468    2,404,919    2,366,339    2,142,086    1,917,928      453,997      576,983
  General & administrative......     860,540      852,130      966,245      937,873      872,223      231,354      379,855
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total operating expenses........   3,328,040    3,877,980    3,936,751    3,870,211    3,671,083      922,978    1,224,140
Income (loss) from continuing
  operations....................     485,643      405,123        4,096      113,696     (130,600)     (52,301)    (236,275)
Other income (expense)..........     120,110       50,863       73,961      118,214      (60,265)      28,305       19,489
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income before taxes.........     605,753      455,986       78,057      231,910     (190,865)     (23,996)    (216,786)
Provision (benefit) for income
  tax...........................     205,704      184,194       (8,988)      34,972      (52,005)     (29,457)     (93,099)
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss).............  $  400,049   $  271,792   $   87,045   $  196,938   $ (138,860)  $    5,461   $ (123,687)
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Basic earnings (loss) per
  share.........................  $     0.12   $     0.08   $     0.02   $     0.05   $    (0.03)  $     0.00   $    (0.03)
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted earnings (loss) per
  share.........................  $     0.11   $     0.08   $     0.02   $     0.05   $    (0.03)  $     0.00   $    (0.03)
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========



                                                         AS OF APRIL 30,
                                  --------------------------------------------------------------                 JULY 31,
                                   1996(1)        1997         1998         1999         2000                      2000
                                  ----------   ----------   ----------   ----------   ----------                ----------
BALANCE SHEET DATA:
Cash & cash equivalents.........  $  532,721   $  547,837   $  940,687   $  697,697   $  609,050                $  583,610
Working capital.................   3,441,931    3,191,593    3,413,972    3,339,423    3,431,886                 3,834,697
Total assets....................   6,835,857    7,133,628    7,165,721    7,473,106    7,767,247                 8,212,156
Long-term obligations...........     601,482      188,100      189,700      220,500      244,400                   235,500
Shareholders' equity............   5,040,961    5,398,760    5,933,234    6,281,297    6,447,284                 6,862,177
Shares outstanding(2)...........   3,441,315    3,497,565    3,982,199    4,042,374    4,125,259                 4,223,842
Book value per share............  $     1.46   $     1.54   $     1.49   $     1.55   $     1.56                $     1.62


---------------

(1) The financial statements for fiscal year 1996 were consolidated with General Metrology Corporation, a wholly owned subsidiary of EMCO, which was liquidated in fiscal year 1997.

(2) Number of shares adjusted to reflect 25% stock dividend in October 1998.

         MARKET PRICE AND DIVIDEND INFORMATION FOR EMCO'S COMMON STOCK

MARKET PRICE INFORMATION

     EMCO's common stock is quoted on the Nasdaq National Market under the symbol "EMCO." The following tables show the range of high and low bid prices for EMCO's common stock on the Nasdaq National Market for the periods indicated. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The EMCO prices also reflect a 25% stock dividend paid in October 1998.


                                                              HIGH BID   LOW BID
                                                              --------   -------
FY 1999
  First quarter.............................................   $ 6.25     $4.00
  Second quarter............................................     4.63      3.20
  Third quarter.............................................     5.03      4.00
  Fourth quarter............................................     5.00      4.00
FY 2000
  First quarter.............................................     6.25      4.25
  Second quarter............................................     7.94      4.50
  Third quarter.............................................     9.50      4.75
  Fourth quarter............................................     8.13      5.81
FY 2001
  First quarter.............................................    10.75      5.56
  Second quarter............................................    10.13      6.31
  Third quarter (through November 28, 2000).................     7.00      6.75


DIVIDEND INFORMATION

     EMCO has never paid cash dividends on its common stock and currently has no plans to do so in the foreseeable future. EMCO paid a 25% stock dividend in October 1998. As a result, EMCO issued 804,189 shares of its common stock. EMCO has no restrictions on its ability to pay dividends.

NUMBER OF EMCO SHAREHOLDERS

     As of September 21, 2000, there were 449 record holders of EMCO common stock, as shown on the records of the transfer agent for EMCO's common stock.

                              EMCO SPECIAL MEETING

DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED


     We are sending you this proxy statement as part of the solicitation of proxies by EMCO for use at the special meeting of EMCO shareholders scheduled to be held at 9:00 a.m. local time on January 2, 2001, at EMCO's offices at 600 Diagonal Highway, Longmont, Colorado. We are first mailing this proxy statement, including a notice of the special meeting of EMCO shareholders and a form of proxy, on or about December 4, 2000.


     At the special meeting, EMCO shareholders of record will be asked to consider and vote upon the amended and restated merger agreement and transact such other business as may properly come before the special meeting.


     THE BOARD OF DIRECTORS OF EMCO HAS APPROVED THE AMENDED AND RESTATED MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD OF DIRECTORS OF EMCO RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED MERGER AGREEMENT.

RECORD DATE; QUORUM; VOTING AT THE SPECIAL MEETING

     EMCO's board of directors has fixed the open of business on September 21, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only holders of record of EMCO common stock at the open of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 4,225,342 outstanding shares of EMCO common stock held of record by 449 persons.

     The presence, in person or by proxy, of the holders of at least a majority of the shares entitled to vote at the special meeting is necessary to constitute a quorum. Pursuant to the Colorado Business Corporation Act and EMCO's articles of incorporation and bylaws, approval of the amended and restated merger agreement requires the affirmative vote of at least 66 2/3% of the outstanding shares of EMCO common stock entitled to vote at the special meeting. Charles Miller, William A. Ringer, Saied Hosseini, Walter Kluck, Thomas G. Miller, David
S. Miller and Trung Doan, who together hold approximately 60.0% of the EMCO shares entitled to vote on the amended and restated merger agreement, have signed voting agreements appointing Advanced Energy their proxy to vote in favor of the merger.

     Only shares affirmatively voted for approval of the amended and restated merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the amended and restated merger agreement.

     Brokers who hold shares of EMCO common stock in street name for a customer who is the beneficial owner of those shares may not deliver a proxy to vote the customer's shares without specific instructions from the customer. These non-voted shares are referred to as broker non-votes. EMCO common stock held in street name will only be voted if the broker receives a completed voter instruction form from the beneficial owner of those shares.

     Abstentions and broker non-votes will be included in determining the presence of a quorum, but will have the same effect as voting against the amended and restated merger agreement.

     A list of shareholders of EMCO is available at the offices of EMCO and will be available at the special meeting.

SECURITY OWNERSHIP OF MANAGEMENT; EMCO VOTING AGREEMENTS

     As of the record date, EMCO's directors, executive officers, their affiliates and a principal shareholder owned 2,534,583 shares of EMCO common stock. Charles Miller, William A. Ringer, Saied Hosseini, Walter Kluck, Thomas
G. Miller, David S. Miller and Trung Doan, who together hold approximately 60.0% of the EMCO shares entitled to vote on the amended and restated merger agreement, have signed voting agreements appointing Advanced Energy their proxy to vote in favor of the merger.

SOLICITATION OF PROXIES; REVOCATION

     We cannot complete the merger without the approval of our shareholders. Even if you submitted a proxy in connection with our previous proxy statement dated September 22, 2000, you will need to complete the enclosed BLUE proxy in order to vote on the merger. Proxies submitted in connection with our previous proxy statement dated September 22, 2000, will not be counted toward approval of the merger.

     Shares of EMCO common stock represented by properly executed proxies received in time for the special meeting will be voted in the manner specified in the proxy. Proxies that are properly executed but do not contain instructions will be voted "FOR" approval and adoption of the merger proposal. It is not expected that any matter other than approval and adoption of the merger proposal will be brought before the special meeting, but, if other matters are properly presented, the persons named in such proxy will have authority, unless authority to do so is withheld in the proxy, to vote in accordance with their judgment on any other matter, including without limitation, any proposal to adjourn or postpone the special meeting or otherwise concerning the conduct of the special meeting.

     A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the special meeting, to EMCO's Corporate Secretary, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to EMCO's Corporate Secretary, a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

EXPENSES

     EMCO will bear the cost of the solicitation of proxies from its shareholders, and EMCO and Advanced Energy are each bearing one-half the cost of printing and mailing this proxy statement. In addition to the solicitation by mail, EMCO's directors, officers and employees may solicit proxies from its shareholders in person or by telephone, telegram or electronically. Those directors, officers and employees will not be additionally compensated for that solicitation, but may be reimbursed for out-of-pocket expenses in connection therewith. EMCO has also retained a proxy solicitation firm, ADP Investor Communication Services, to aid it in the solicitation process. EMCO will pay that firm a fee of $2,950, plus reasonable expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons. EMCO will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Beginning in June 1999, the EMCO board of directors began to explore various strategic alliances and arrangements for its semiconductor business. EMCO received one proposal in June 1999 which involved a distribution agreement for EMCO's products and a second proposal in the fall of 1999 to distribute the Mach One product. Another proposal was evaluated beginning in September 1999 which included a buyout of the semiconductor portion of EMCO's business for cash plus a royalty. Discussions were held with a company in late March 2000 through mid-April 2000, regarding a strategic partnership related to the Mach One product and an equity investment in EMCO by the company. A fifth company also held discussions in April 2000 with EMCO regarding purchasing the Mach One technology for cash. These proposals, each of which were from companies other than Advanced Energy, were rejected by the EMCO board of directors as not giving sufficient value to either the semiconductor business or the core flowmeter business and because of unfavorable tax consequences to EMCO and its shareholders.

     At an EMCO board of directors meeting on February 3, 2000, directors Trung Doan and William Ringer were asked to search for an executive to lead EMCO's emerging semiconductor industry products division. Mr. Ringer contacted James Gentilcore, President of Advanced Energy Voorhees, Inc., a subsidiary of Advanced Energy, whom he had known for several years.

     Charles E. Miller, President of EMCO, met with Mr. Gentilcore on February 14, 2000, to discuss EMCO's emerging semiconductor products division. They also discussed an Advisory Council for EMCO, which Mr. Miller was working actively to form, and whether Mr. Gentilcore would be interested in serving on EMCO's Advisory Council concerning the semiconductor industry products.

     On February 24, 2000, the Board of Directors of EMCO formed the Advisory Council, consisting of Messrs. Miller, Doan, Ringer and Gentilcore and Jerry Howard, to develop a business plan for the semiconductor products division. The Advisory Council met on March 9 and April 7, 2000. The Advisory Council recognized that it would be difficult for EMCO to enter the semiconductor market alone and discussed the advisability of having EMCO seek a partnership or partnerships with market leaders in complementary product areas to supplement EMCO's existing joint development agreement with Micron Technology Inc. Mr. Howard has subsequently become EMCO's Vice President of Operations.

     On April 18, 2000, Advanced Energy and EMCO entered into a non-disclosure agreement relating to the exchange of non-public information in connection with the consideration of a possible business combination or similar transaction.

     On April 28, 2000, Mr. Miller sent Douglas S. Schatz, Chairman and Chief Executive Officer of Advanced Energy, a copy of the EMCO Advisory Council's business plan and requested a meeting to discuss a possible business relationship.

     At a meeting on May 4, 2000, Messrs. Miller, Schatz and Gentilcore discussed the possibility of Advanced Energy acquiring EMCO for 800,000 to 1,000,000 shares of Advanced Energy common stock. On May 4, 2000, the closing price of Advanced Energy's common stock was $60.625 per share. Mr. Miller agreed to submit the concept proposal to EMCO's board of directors for consideration.

     At an EMCO board of directors meeting on May 12, 2000, Mr. Miller summarized the various discussions that he had held with representatives of Advanced Energy and the possibility of completing some form of business arrangement for EMCO's semiconductor business. At that same meeting, the EMCO board of directors heard from G. James Williams, Jr. and David J. Cook of EMCO's legal counsel, Chrisman, Bynum & Johnson P.C., regarding the directors' fiduciary duties in this setting, met with representatives of an investment advisor firm concerning work required to render a fairness opinion and the Advisory Council presented its business plan. The general terms of the proposed merger, additional possible terms and the merger process were described to the EMCO board of directors by Mr. Miller and Mr. Williams. Mr. Wayne Ehlert of Grant Thornton LLP, EMCO's accounting firm, responded to questions from EMCO's board of directors.

     On May 18, 2000, Mr. Schatz spoke with Mr. Miller and proposed to issue 800,000 shares of Advanced Energy common stock in exchange for all of the EMCO common stock. On May 19, 2000, certain EMCO directors and officers discussed possible business transactions with Advanced Energy, as well as an alternative proposal from a company other than Advanced Energy. In light of Advanced Energy's then reduced stock price, the participating EMCO directors approved submitting a proposal to Advanced Energy recommending a joint venture instead of a full business combination. On May 19, 2000, the closing price of Advanced Energy's common stock was $46.50 per share. Mr. Miller sent this proposal to Mr. Schatz by e-mail on May 22, 2000.

     On May 27, 2000, Mr. Ringer and Mr. Doan met with Mr. Schatz to discuss the possibility of Advanced Energy acquiring only EMCO's semiconductor business. This possibility was evaluated, but was rejected for tax and accounting reasons.

     On June 14, 2000, Mr. Ringer and Mr. Miller met with Messrs. Schatz and Gentilcore and Joseph Monkowski, Senior Vice President of Advanced Energy, and representatives of Thelen Reid & Priest LLP, Advanced Energy's legal counsel, to discuss the various alternative transactions. Advanced Energy proposed acquiring EMCO for 900,000 shares of Advanced Energy common stock. On June 14, 2000, the closing price of Advanced Energy's common stock was $53.375. Messrs. Ringer and Miller indicated to Advanced Energy that they would present the proposal to EMCO's board of directors.

     During the week of June 15, 2000, Mr. Ringer began the search for a financial advisor. After receiving a recommendation from a former business associate and reviewing credentials, Mr. Ringer recommended engaging Quist Financial, Inc. to serve as financial advisor to EMCO.


     On June 15, 2000, the EMCO board of directors held a telephone board meeting, which Mr. Williams of Chrisman, Bynum & Johnson, P.C. also attended. Charles Miller described the terms of Advanced Energy's June 14, 2000 proposal. The consequences, risks, and benefits of the merger were discussed. Messrs. Miller and Ringer were authorized to continue negotiations with Advanced Energy. Mr. Miller was authorized to negotiate to retain Quist Financial to render a fairness opinion. On June 19, 2000, EMCO retained Quist Financial Inc.


     From June 15, 2000 to June 30, 2000, Advanced Energy and EMCO conducted due diligence reviews of each other and held numerous conference calls and meetings to discuss the terms of the potential acquisition. Mr. Miller kept the EMCO board of directors fully informed as to the status of all discussions with Advanced Energy.

     On June 29, 2000, the EMCO board of directors met to discuss a proposed merger agreement submitted by Advanced Energy and the fairness opinion prepared by Quist Financial. Mr. Brett Suchor of Quist Financial discussed the memorandum supporting the fairness opinion in detail and responded to questions from the EMCO board of directors. The EMCO board of directors also discussed several issues relating to pooling of interests accounting treatment with representatives of Grant Thornton LLP, EMCO's accounting firm.

     From June 29, 2000 to July 6, 2000, Advanced Energy and EMCO continued to negotiate the merger agreement.

     On July 6, 2000, the EMCO board of directors met with representatives of EMCO's financial, legal and accounting advisors to discuss the terms of the merger agreement. Mr. Suchor of Quist Financial presented a financial analysis of the transaction and responded to questions from the EMCO board of directors. Legal counsel and EMCO's accountants also responded to questions from board members regarding the terms of the agreement and pooling of interests accounting treatment. EMCO's accountants delivered their pooling of interests report to the EMCO board of directors. Following these discussions, the EMCO board of directors determined that the merger agreement and the merger were in the best interests of EMCO and its shareholders and authorized EMCO to enter into the merger agreement.

     Also on July 6, 2000, the Advanced Energy board of directors met via teleconference to discuss the proposed transaction. After hearing presentations from Messrs. Schatz and Monkowski on the due diligence investigations, the proposed merger agreement and the strategic benefits of the proposed acquisition, a lengthy and detailed question and answer session followed until all the director's questions had been addressed. The Advanced Energy board of directors approved the merger agreement and authorized Advanced Energy to enter into the merger agreement.

     Following the Advanced Energy and EMCO board of directors meetings, Advanced Energy and EMCO entered into the merger agreement and Advanced Energy issued a press release announcing the execution of the agreement.

     At a special meeting of the EMCO board of directors held on October 16, 2000, EMCO's directors reviewed with EMCO's legal and financial advisors the terms of the merger agreement in light of the recent drop in the price of Advanced Energy's common stock. On October 13, 2000, the closing price of Advanced Energy common stock was $16.50. The Board authorized Messrs. Miller and Ringer to renegotiate the merger

     On October 17, 2000, Messr. Schatz, Miller and Ringer discussed changing the consideration for the merger from 900,000 shares of Advanced Energy common stock to $30,000,000 in cash. The parties further discussed adding to the purchase price the amounts paid in cash by EMCO option holders on exercise of their options. On that date the EMCO board of directors met to discuss the proposed terms and received the initial views of Quist Financial on the proposal. The Board approved additional negotiation of a $30 million cash transaction.


     From October 17, 2000 to October 20, 2000, Advanced Energy and EMCO and their legal advisors negotiated the amended and restated merger agreement. The agreement was approved by the EMCO board of directors on October 22, 2000, with Mr. Trung Doan abstaining, because of his conflict of interest. The directors specifically noted that the amended and restated merger agreement provided that EMCO would not be required to complete the merger, unless it received, a fairness opinion from EMCO's financial advisors with respect to the proposed cash consideration.



     On October 23, 2000, the special meeting of shareholders was held and adjourned to consider the proposed revised arrangement.


     On October 26, 2000, the Board held a special meeting to review the draft fairness opinion of Quist Financial with Quist Financial.

     On October 27, 2000, the Board held a special meeting concerning certain option matters. No action was taken regarding the stock options.

     Quist Financial, Inc. delivered a fairness opinion to the EMCO board of directors in connection with the amended and restated merger agreement on November 6, 2000. A copy of the fairness opinion is attached to this proxy statement as Appendix B.

RECOMMENDATION OF THE EMCO BOARD OF DIRECTORS AND EMCO'S REASONS FOR THE MERGER

     The board of directors of EMCO believes that the amended and restated merger agreement is advisable and in the best interests of EMCO and its shareholders. Accordingly, the EMCO board of directors has approved the amended and restated merger agreement and recommends that EMCO shareholders vote for the adoption of the amended and restated merger agreement.

     In approving the amended and restated merger agreement, EMCO's board of directors considered the following benefits, which, in the view of the board of directors, supported its determination:

     - The combined company, as compared to EMCO on its own, will have greater financial resources and provide increased opportunities to expand EMCO's product offerings and markets;

     - The difficulties of EMCO entering the semiconductor equipment industry, which was a business in which it had not previously engaged, and in financing that project and building a world wide sales and support organization for that market;

     - The merger may provide a more stable platform for EMCO's employees and customers;

     - The merger will yield for EMCO shareholders an attractive cash payment for their shares of EMCO common stock;

     - Potential dilution of the share holdings of existing EMCO shareholders if EMCO sought to finance its expansion through a further sale of equity securities;

     - The US and Israeli armies are jointly developing a Tactical High Energy Laser (THEL), of which EMCO's digital valve products are key components, as a defense against short range missiles. TRW is serving as the general contractor on this project. Should this program be deployed, there could be significant expenditures required for facilities and equipment in order to meet the demand for this product.

     - The structure of the merger as a cash-for-stock transaction, which will enable EMCO's shareholders to receive up to $7.10 in cash for each share of EMCO stock they hold, thereby not subjecting the shareholders to the risks of receiving or holding Advanced Energy's currently volatile stock;

     - The premium included in the purchase price over the then current EMCO stock price and over the lover range of values determined by the valuation analysis performed by Quist Financial;

     - The terms under which EMCO can consider alternative acquisition proposals by third parties; and

     - The opinion of Quist Financial that the consideration to be paid in the merger is fair, from a financial point of view, to EMCO's shareholders.

     In reaching its decision to approve the amended and restated merger agreement, the board of directors of EMCO consulted with EMCO's management, as well as with its financial, accounting and legal advisors. The discussion of factors considered by EMCO's board of directors is not intended to be exclusive, but summarizes the material factors considered.

     EMCO's board of directors reviewed various historical information concerning EMCO's and Advanced Energy's respective businesses, financial performances and conditions, stock prices and trading activity, operations, management teams and competitive positions. EMCO's board of directors considered available information about Advanced Energy, including its public reports for its most recently completed fiscal year and subsequent fiscal quarters as filed with the Securities and Exchange Commission. In addition, the board of directors instructed management to conduct additional due diligence on Advanced Energy's financial condition and prospects, and the results of that due diligence were reported to EMCO's board of directors. The board of directors concentrated in particular on each company's financial condition, results of operations, businesses and prospects before and after giving effect to the merger. Based in part upon these factors, EMCO's board of directors believes that a merger with Advanced Energy would be in the best interests of EMCO and its shareholders.


     EMCO's board of directors compared the consideration to be received by EMCO shareholders in the merger with the consideration received in various comparable merger transactions. The details of this comparison are set forth below under "-- Opinion of Quist Financial Inc." on page 16. Based on this comparison, the board of directors of EMCO believes that the merger consideration falls within the range of what is reasonable and fair for EMCO shareholders.


     EMCO's board of directors viewed the terms of the amended and restated merger agreement, including but not limited to, the cash consideration to be paid to the EMCO shareholders, the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as reasonable in light of the entire transaction. EMCO's board of directors also considered the terms of the proposed amended and restated merger agreement regarding EMCO's rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of provisions regarding liquidated damages. The board of directors considered that the provisions in the amended and restated merger agreement for the benefit of EMCO reasonably protected the interests of EMCO shareholders, and those for the benefit of Advanced Energy did not present any significant reasons not to proceed with the transaction considering all of the circumstances.

     EMCO's board of directors considered the anticipated impact of the proposed transactions on the combined company's future performance, financial and otherwise, the relative size of EMCO and Advanced Energy, and the improved prospects of the success of the Mach One semiconductor industry product if the merger occurred.

     EMCO's board of directors considered the merger's impact on EMCO's customers and employees. Generally, the board viewed the impact on employees as positive, in that they would become part of a diversified leader in semiconductor capital equipment manufacturing markets and participate in a successful company that has substantially greater resources than EMCO. EMCO's board of directors also generally viewed the impact on EMCO's customers as positive, in that they also would benefit from having a much larger company standing behind EMCO's products and the knowledge that EMCO likely will have the resources to continue to provide precision flowmeters for the semiconductor industry and flowmeters and controllers for liquid, gas and steam applications for other industries. Those same benefits would apply to EMCO's contract electronics manufacturing and digital valve businesses.

     EMCO's board of directors received reports from EMCO's management and its financial advisor as to the results of their due diligence investigation of Advanced Energy, which consisted in part of reviewing publicly available information and research analyst reports. The reviewed reports indicated no significant issues that would preclude approval of the merger by EMCO's board of directors.

     The board of directors of EMCO also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - The challenges of integrating a business such as EMCO with a much larger company such as Advanced Energy, and the associated risk that the potential benefits sought in the merger might not be fully realized;

     - The change from a tax-free transaction to a taxable transaction;

     - The possibility that the merger might not be consummated, and the effect of public announcement of the merger on:

        - EMCO's sales, operating results and stock price;

        - EMCO's distributor network;

        - EMCO's ability to attract and retain personnel;

        - the progress of potential and actual development projects with third parties who may view working with Advanced Energy differently than working with EMCO; and

        - EMCO's ability to secure financing for its future expansion.

     - The possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - The risk that despite the efforts of the combined company, key technical and management personnel might not remain employed with the combined company;


     - The interests of certain officers and directors of EMCO in the merger, including the matters described under "The Merger -- Interests of EMCO's Management in the Merger and Potential Conflicts of Interests" on page 22; and


     - The effect on EMCO's ability to consider competing offers prior to completion of the merger, including the effect of the covenant to not solicit other bidders and the liquidated damages provisions in the merger agreement.

     In the judgment of EMCO's board of directors, the potential benefits of the amended and restated merger agreement outweighed these considerations.

     The board of directors of EMCO also considered what alternatives existed to the merger, including reviewing the prospects for EMCO continuing as an independent company and alternative transactions previously considered by EMCO. In light of the factors described above, the board of directors determined that the value and benefits available to EMCO shareholders from the amended and restated merger agreement exceeded the potential they might realize from EMCO continuing as an independent company.

     EMCO's board of directors also considered the potential that a third party might be willing to enter into a strategic relationship with EMCO or propose to acquire EMCO. The board of directors did not, however, view this possibility as likely to provide an alternative superior to the merger with Advanced Energy. In this light, the board of directors of EMCO also evaluated Advanced Energy's requirement that EMCO agree to the provisions of the amended and restated merger agreement limiting EMCO's rights to consider and negotiate acquisition proposals with others. It appeared unlikely to the board of directors that EMCO would be able to enter into a transaction with Advanced Energy without these provisions.

OPINION OF QUIST FINANCIAL, INC.

     Pursuant to an engagement letter dated October 18, 2000 (the "Engagement Letter"), the EMCO board of directors retained Quist Financial, Inc. to act as its exclusive financial advisor in connection with the merger, as described in the Engagement Letter. Quist Financial's business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for all purposes, including mergers and acquisitions. Since 1984, Quist Financial, Inc. has successfully completed more than 1,500 valuation projects, principally in the Rocky Mountain region. Quist's professional staff is experienced in valuing companies in a wide range of industries (from emerging high tech and Internet companies to those in traditional manufacturing, distribution and service businesses). EMCO selected Quist Financial as its financial advisor on the basis of Quist Financial's experience and expertise in transactions similar to the merger and its reputation in the business community.

     On October 26, 2000, Quist Financial delivered to the EMCO board of directors its opinion that the purchase price is fair, from a financial point of view, to EMCO's shareholders as of that date. No limitations were imposed by the EMCO board of directors on Quist Financial with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF THE QUIST FINANCIAL WRITTEN OPINION TO THE EMCO BOARD OF DIRECTORS IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE FOLLOWING SUMMARY OF QUIST FINANCIAL'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     Quist Financial's opinion is directed to the EMCO board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the amended and restated merger agreement. Quist Financial's opinion addresses only the financial fairness of the purchase price to be received by the EMCO shareholders pursuant to the amended and restated merger agreement and does not address the relative merits of the merger or alternatives to the merger, the underlying decision of the EMCO board of directors to proceed with or effect the merger or any other aspect of the merger. In furnishing this opinion, Quist Financial did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

     In connection with its opinion, Quist Financial, among other things:

     - reviewed a draft of the amended and restated merger agreement;

     - held discussions with senior management, directors, representatives and other advisors of EMCO concerning the business, operations and prospects of EMCO and Advanced Energy;

     - examined publicly available business and financial information relating to EMCO and Advanced Energy;

     - examined financial forecasts of EMCO and other information and data for EMCO and Advanced Energy, including strategic implications and operational benefits anticipated to result from the merger;

     - reviewed the financial terms of the merger in relation to, among other things, current and historical market prices and trading volumes of EMCO capital stock;

     - reviewed the historical and projected earnings of and other operating data of EMCO;

     - reviewed the historical and projected capitalization and financial condition of EMCO;

     - considered the financial terms of certain other similar transactions recently effected that it considered relevant in evaluating the purchase price and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations they considered relevant in evaluating those of EMCO and Advanced Energy;

     - considered and reviewed earnings projections for comparable publicly traded companies as published by I/B/E/S International Inc.; and

     - conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate.

     The financial terms and conditions of the draft amended and restated merger agreement reviewed by Quist Financial are identical to those contained in the executed amended and restated merger agreement.

     In connection with its review, Quist Financial relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available, furnished to them or discussed with them. Quist Financial relied upon the assurances of the management of EMCO that they were not aware of any facts that would make any of the information provided to Quist Financial inaccurate or misleading. Quist Financial further relied for purposes of its opinion upon the assurances of the management of EMCO that the information provided to Quist Financial had been prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts of EMCO, reflects the best currently available estimates and judgment of EMCO's management. EMCO and Advanced Energy do not publicly disclose internal management forecasts, and EMCO's forecasts provided to Quist Financial were not prepared with a view toward public disclosure. Any forecasts used by Quist Financial were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts.

     Quist Financial did not make and was not provided with an independent evaluation or appraisal of the assets of EMCO or Advanced Energy and did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities. Quist Financial has assumed that all necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not have adverse effects on EMCO or Advanced Energy or change the purchase price. Quist Financial has assumed that neither EMCO nor Advanced Energy are party to any material pending transactions, including external financing, recapitalizations, acquisitions or merger discussions, other than the merger or in the ordinary course of business. Finally, Quist Financial's opinion is based on economic, monetary and market and other conditions disclosed to Quist Financial as of, and the information made available to Quist Financial as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Quist Financial has not assumed any obligation to update, revise or reaffirm its opinion. Quist Financial has also assumed that the merger will be consummated in accordance with the amended and restated merger agreement without waiver of any of the conditions precedent to the merger contained in the amended and restated merger agreement. Set forth below is a brief summary of the report presented by Quist Financial to the EMCO Board on October 26, 2000 in connection with its opinion.

  Summary Of Advanced Energy Proposal

     Quist Financial calculated that as of October 25, 2000, the Advanced Energy proposal reflected that for each EMCO share held, a shareholder would receive $7.10 assuming no EMCO option holders elect to exercise any such options or $6.96 assuming all options are exercised by option holders. The estimated gross aggregate consideration or purchase price at that time was valued at between $31,068,717 and $31,356,986, depending on the number of EMCO options exercised from October 20, 2000 to closing. Quist Financial prepared a table showing a range of potential values of the proposed transaction based upon the number of EMCO options exercised between October 20, 2000 and closing.

  Methodology

     Quist Financial evaluated the merger proposal using two market approaches:
(i) public guideline company multiples with a control premium and comparable change of control valuations, and (ii) an income approach using a discounted cash flow analysis. To reflect the differences in the market risk factors for the industrial and semiconductor markets, Quist Financial divided EMCO's historical and projected results in two divisions -- the Industrial Segment and the Semiconductor Segment. The Industrial Segment primarily includes the Flowmeter products that are not produced for the semiconductor market, including the THEL digital valve product. The Semiconductor Segment includes the MFC, LFC, Pressure, and Flow product lines that to date have not generated revenues and are dependent (at least in part) on adoption by the semiconductor market.

  Market Approaches

  1. PRICE TO PROJECTED EARNINGS

     Quist Financial used an analysis of similar public companies as an indication of the value of EMCO. Quist Financial examined 321 publicly traded companies in businesses similar to EMCO's and selected nine of these companies as the best guideline companies for EMCO's business. This group consisted of the following companies:

1. Badger Meter Corporation         6. American Technical Ceramics
2. Dionex Corporation               7. Dense Pac Microsystems, Inc.
3. The Donaldson Company            8. Jmar Technologies
4. Millipore Corporation            9. Zevex International
5. Pall Corporation

     From these companies, Quist Financial calculated a range of valuation multiples that reflect prices paid for common stock in companies similar to EMCO. This analysis imputed a range of multiples of between 8.8 to 25.8 times projected earnings in 2000 and between 7.1 and 37.1 times projected earnings in 2001. Because 2001 projected earnings are substantially above EMCO'S historical results, Quist Financial determined that investors would place principal emphasis on the valuation indications resulting from the 2000 projections. Based on this evidence, Quist Financial derived a range of values of between $20.0 million and $40.0 million for EMCO.

  1.1  CONTROL PREMIUM

     These indicated values are based on the trading price of minority shares in publicly traded companies. Therefore, Quist Financial applied a control premium in order to compare the value to the proposed merger. Quist Financial analyzed the average control premium in 1999 and the first quarter of 2000 for companies with SIC Codes relevant to EMCO. Quist Financial then selected a control premium range of 40%-50% for EMCO's business.

     Applying these premiums to the range values above results in a range of control values for EMCO between $28.0 million and $60.0 million.

  2. MERGER AND ACQUISITION APPROACH

     Quist Financial examined twenty-six merger and acquisition transactions announced between January 21, 1998 and October 20, 2000 within the SIC Codes relevant to EMCO. Based on this analysis, the valuation multiples (market value of invested capital ("MVIC") to EBITDA, MVIC to Book Value of Invested Capital, MVIC to Revenues and MVIC to Price-to-Projected Earnings for the current fiscal year end) implied by the proposed merger with Advanced Energy exceeded the median of the twenty-six comparable transactions Quist Financial reviewed.

     Income Approach

     Quist Financial's income approach focused on future cash flows available to shareholders. Cash flows were then discounted back to the present using appropriate discount rates. EMCO's business was again broken into the same two divisions for the discounted future cash flow analysis.

     The results for the Industrial Segment are based on management's projections for all products not built for the semiconductor market. According to these projections, the Hydroflow, SonicJet and THEL products will be the primary providers of growth in the Industrial Segment. From Ibbotson's Cost of Capital, Quist Financial determined that the weighted average cost of capital ("WACC") for the industry is 14%. Quist Financial determined that an appropriate WACC to apply to the THEL was a range of WACC's between 40%-60% and an appropriate WACC for the Hydroflow and SonicJet was a range of between 30%-50%. By weighting the WACC associated with each of the forecasted revenue streams, Quist Financial determined that the overall WACC for the industrial segment was 20%-40%. Applying this discount, Quist Financial discounted the interim free cash flows from the Industrial Segment and derived a terminal value to capture the returns beyond the forecast period. This methodology resulted in a range of values between $9.7 million and $33.6 million for the Industrial Segment. Based on the risk profile, Quist Financial determined a range of between $13.0 million and $25.3 million as suitable for the Industrial Segment.

     A similar methodology was then applied to the Semiconductor Segment. However, additional financing in the minimum amount of $2-5 million would be required for the Semiconductor Segment to achieve management's projections. Based upon the projected exit value for the semiconductor business, Quist Financial determined that the financing would result in a 10% dilution of the equity. Based on the risk profile, Quist Financial determined a range of values between $12.3 million and $26.7 million as suitable for the Semiconductor Segment. After applying the dilution impact, Quist Financial determined a range of values for the semiconductor segments between $11.1 million and $24.1 million.

     Summing the Industrial Segment and the Semiconductor Segment resulted in a total value of EMCO between $24.1 million and $49.4 million.

     Quist Financial also performed a discounted cash flow analysis based on consolidated projections. In these projections, approximately half of the revenue would result from the Semiconductor Segment, 20% from new Industrial Segment products and 30% from existing markets. For this analysis, Quist Financial selected a range of WACC from 28% to 48%, took into account the growth rate of the total company with both divisions, EBITDA multiples and the dilution from a partial funding of the growth of the Semiconductor Segment using funds derived from the Industrial Segment rather than venture capital financing. Based on these assumptions, Quist Financial determined a range of $28.5 million to $52.8 million for the value of EMCO. After accounting for the dilution impact, the total value of the equity of EMCO was between $27.0 million and $50.2 million. This amount was within the ranges indicated by valuing EMCO's product lines separately and by valuing the consolidated EMCO.

  Dilution Analysis

     Because the primary consideration for EMCO shareholders is cash, Quist Financial determined that the risk of dilution to shareholders is limited to the impact of option exercises by EMCO option holders. Because the aggregate value of the exchanged Advanced Energy options exceeds the aggregate value of the EMCO options, Quist Financial determined that option holders will likely choose to convert their EMCO options to Advanced Energy options rather than exercise their EMCO options and that current EMCO shareholders will be subject to a minimal amount of dilution between October 20, 2000 and the closing of the merger.

  Historical Multiples

     Quist Financial reviewed MVIC to EBITDA, MVIC to Book Value of Invested Capital and Price to Earnings multiples for the annual periods ending June 30, 1998, 1999 and 2000. These historical periods were selected as reflective of the multiples paid for EMCO historically because they do not reflect the impact of merger negotiations with Advanced Energy. After reviewing these multiples, Quist Financial determined that the proposed transaction was above the range indicated by the historical multiples paid for EMCO's common stock.

  Implied Historical Exchange Ratio

     Quist Financial derived implied historical exchange ratios by dividing the closing price per share of EMCO common stock by the closing price per share of common stock of Advanced Energy for each trading day in the 36-month period from June 19, 1997 to June 19, 2000, the 24-month period ending June 19, 2000 and the 12-month period ending June 19, 2000. Quist Financial calculated that the implied exchange ratio as of October 25, 2000 was 0.4438, that the highest implied exchange ratio during the 36-month period and the 12-month period were
0.7130 and 0.2254, respectively, and that the lowest implied exchange ratio during the 36-month period was 0.0838. This comparison helped identify the premium being offered. Over the 18 months ending June 19, 2000, the exchange ratio offered by Advanced Energy is well above the implied exchange ratios.

     While the foregoing summary describes all analyses and examinations that Quist Financial deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Quist Financial. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Quist Financial believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation to the EMCO board. In addition, Quist Financial may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analyses has been referred to in the summary above is not meant to indicate that such analyses was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Quist Financial's view of the actual value of EMCO.

     As described above in "Reasons for the Merger -- EMCO," Quist Financial's opinion and presentation to the EMCO board were among the many factors taken into consideration by the EMCO board in making its determination to approve, and to recommend that the EMCO shareholders approve, the merger.

     The purchase price was determined pursuant to negotiations between Advanced Energy and EMCO and not pursuant to recommendations from Quist Financial. Quist Financial was not requested to, nor did it, assist EMCO in soliciting indications of interest from third parties for all or any part of EMCO. Consequently, Quist Financial's opinion and presentation to the EMCO Board should not be viewed as determinative of the EMCO Board's decision to approve the merger.

     EMCO agreed to pay Quist Financial, a fee of $35,000. $12,500 of the fee was paid on signing of the engagement letter and $22,500 of that fee was payable upon delivery of the opinion. EMCO also agreed to reimburse Quist Financial for its reasonable out-of-pocket expenses. Quist is only responsible for its own gross negligence or willful misconduct. Any liability of Quist Financial to parties in connection with the merger cannot exceed the aggregate fees actually received by Quist Financial under the engagement letter. EMCO has agreed to indemnify Quist Financial, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities including liabilities under the federal securities laws.

ADVANCED ENERGY'S REASONS FOR THE MERGER


     The Advanced Energy board of directors has determined that the amended and restated merger agreement is in the best interests of Advanced Energy and its stockholders. In deciding to approve the amended and restated merger agreement, the Advanced Energy board of directors consulted with its legal and financial advisors, as well as senior management of Advanced Energy and considered the potential benefits from combining EMCO with Advanced Energy to include the following:


     - The addition of EMCO's digitized flow control technology will advance the Company in its strategy to provide systems to its semiconductor OEM customers that are more complete, integrated solutions to meet their process requirements;

     - Flow measurement and control is one of the primary elements that affect wafer quality, yield and system reliability, and EMCO's technology appears to significantly outperform competitive solutions; and

     - EMCO's approach to flow control uniquely addresses the next wave of process challenges.

The board of directors also considered the following potentially countervailing factors:

     - Advanced Energy is inexperienced with flow control technology and, accordingly, may not be able to integrate the technology with Advanced Energy's existing products to provide the integrated solutions it anticipates;

     - The payment of $30 million to EMCO's shareholders plus the exercise prices paid in cash by EMCO option holders on exercise of any EMCO options between October 20, 2000 and the completion of the merger;

     - The costs to integrate EMCO's business with Advanced Energy's existing business may be significant and involved unexpected expenses; and

     - Integration of EMCO's business with Advanced Energy's existing business may require significant diversion of management's attention and other Advanced Energy resources.

On balance, the board of directors determined the acquisition of EMCO to be in the interests of Advanced Energy and its stockholders and accordingly, approved the amended and restated merger agreement.

MERGER CONSIDERATION


     Your shares of EMCO common stock will be converted into the right to receive up to $7.09 per share in cash, without interest, although the per share consideration could be lower depending on the EMCO options that are exercised before completion of the merger. If all options are exercised you will receive $6.96 per share.


PAYMENT FOR SHARES

     Once the merger has been completed, the paying agent will send you a letter of transmittal with instructions for tendering your EMCO common stock certificates in exchange for the cash payment from Advanced Energy.

     Any cash made available to the paying agent that remains unclaimed by EMCO shareholders for one year after the time the merger becomes effective will be returned to Advanced Energy, and any EMCO shareholders who have not tendered their EMCO certificates by that time must then look to Advanced Energy for payment of their claim for merger consideration subject to state unclaimed property laws.

     If you have lost your EMCO stock certificate, or if your certificate has been stolen or destroyed, you should notify the paying agent. Once you have made an affidavit of the fact that the certificate has been lost, stolen or destroyed, in a form reasonably satisfactory to Advanced Energy, you will be entitled to receive the merger consideration for your shares. However, Advanced Energy or the paying agent may require you to deliver a suitable bond or indemnity along with your affidavit.

INTERESTS OF EMCO'S MANAGEMENT IN THE MERGER AND POTENTIAL CONFLICTS OF
INTERESTS

     The directors and officers of EMCO participate in arrangements with Advanced Energy that provide them with interests in the merger that are different from, or in addition to, yours including the following:

     - Charles E. Miller, EMCO's current Chairman and Chief Executive Officer will be the Chief Technical Officer and a director of EMCO following the merger.

     - EMCO's directors will receive continued indemnification from certain liabilities and directors' and officers liability insurance following the merger. See "-- Indemnification; Directors' and Officers' Insurance."

     These interests could cause the directors and officers of EMCO to be more likely to favor the merger than if they did not hold these interests.


     Trung Doan, a director of EMCO, was appointed to the board of directors of Advanced Energy one week after the original merger agreement was signed. Mr. Doan's affiliation with both EMCO and Advanced Energy could influence his view of the merger. For example, if another company were to make an alternative proposal to acquire EMCO, Mr. Doan's affiliation with Advanced Energy could prevent him from being impartial in evaluating whether the alternative proposal would be more favorable to the EMCO shareholders. In this circumstance, Mr. Doan could be prohibited from participating in both EMCO and Advanced Energy directors' meetings on this subject, which would deprive both companies' boards of directors of a valuable advisor.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     The amended and restated merger agreement provides that all rights to indemnification for acts or omissions occurring at or prior to the merger existing in favor of the current or former EMCO directors, officers, employees or agents, as provided in the EMCO articles of incorporation, bylaws or applicable law, will survive the merger and continue for a period of six years after the merger. All indemnification rights in respect of any claim existing as of the end of this six-year period will continue until final disposition. Advanced Energy will not be obligated to provide indemnification in excess of the indemnification EMCO is required to provide under its articles of incorporation or bylaws.

     The amended and restated merger agreement also provides that Advanced Energy will maintain, for a period of six years from the effective time of the merger, a directors' and officers' insurance and indemnification policy with an insurance company rated at least "A" by A.M. Best Company, covering those persons who currently are covered by that policy. The policy will continue to the extent that it provides coverage for events occurring prior to or at the effective time of the merger. Instead of maintaining EMCO's existing policy, Advanced Energy may provide coverage under any policy maintained for the benefit of Advanced Energy or any of its subsidiaries, as long as the terms of that policy are substantially similar to EMCO's existing insurance and indemnification policy.

REGULATORY MATTERS

     Advanced Energy and EMCO are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with applicable federal and state securities and corporate laws.

DISSENTERS' RIGHTS

     Shareholders have dissenters' rights in Colorado as a result of the proposed merger. Shareholders who oppose the merger will have the right to receive payment for the value of their shares pursuant to Article 113 of the Colorado Revised Statutes Annotated. A copy of Article 113 is attached hereto as Appendix "C" to this proxy statement. The material requirements for a shareholder to properly exercise his or her rights are summarized below. HOWEVER, THESE PROVISIONS ARE VERY TECHNICAL IN NATURE AND THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL STATUTORY PROVISIONS THAT SHOULD BE CAREFULLY REVIEWED BY ANY SHAREHOLDER WISHING TO ASSERT SUCH RIGHTS.

     Under the Colorado Law, such dissenters' rights will be available only to those common shareholders of EMCO who (i) object to the proposed merger in writing prior to or at the special meeting before the vote on the matter is taken (a negative vote will not itself constitute such a written objection); and
(ii) do not vote any of their shares in favor of the proposed merger at the special meeting. However, a record shareholder may dissent as to less than all the shareholder's stock if the shareholder dissents with respect to all shares beneficially owned by any one person and provides EMCO with certain information.

     Within ten days after the effective date of the merger, EMCO will send to each shareholder who has satisfied both of the foregoing conditions a written notice in which EMCO will notify such shareholders of their right to demand payment for their shares and will supply a form for dissenting shareholders to demand payment. Shareholders will have 30 days to make their payment demands or lose such rights. If required in the notice sent by EMCO, each dissenting shareholder must also certify whether or not he or she acquired beneficial ownership of such shares before or after the date of the first announcement to the news media of the proposed merger.

     Upon receipt of each demand for payment, EMCO will pay each dissenting shareholder the amount that EMCO estimates to be the fair value of such shareholder's shares, plus interest from the date of the closing of the merger to the date of payment. With respect to any dissenting shareholder who does not certify that he or she acquired beneficial ownership of the shares prior to the first public announcement of the transaction, EMCO may, instead of making payment, offer such payment if the dissenter agrees to accept it in full satisfaction of his or her demand. "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the closing of the merger, excluding any appreciation or depreciation in anticipation of such events. Any dissenter who does not wish to accept the payment or offer made by EMCO must notify EMCO in writing of his or her own estimate of the fair value of the shares within 30 days after the date EMCO makes or offers payment. If the dissenting shareholder and EMCO are unable to agree on the fair value of the shares, then EMCO will commence a proceeding with the Colorado courts within 60 days after receiving the dissenter's notice of his or her own estimate of fair value. If EMCO does not commence such a proceeding within the 60-day period, it must pay each dissenter whose demand remains unresolved the amount demanded by such dissenter. If a proceeding is commenced, the court will determine the fair value of the shares and may appoint one or more appraisers to help determine such value.

     All dissenting shareholders must be a party to the proceeding, and all such shareholders will be entitled to judgment against EMCO for the amount of the fair value of their shares, to be paid on surrender of the certificates representing such shares. The judgment will include an allowance for interest (at a rate determined by the court) to the date of payment. The costs of the court proceeding, including the fees and expenses of any appraiser, will be assessed against EMCO unless the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment at a higher amount than that offered by EMCO. Both EMCO and the dissenters must bear their own respective legal fees and expenses, unless the court requires one party to pay such legal fees and expenses because of the conduct of such party.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     General. The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings presently in effect, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to those EMCO shareholders subject to special rules, such as if you are not a citizen or resident of the United States, or if you are a financial institution, tax-exempt organization, insurance company, dealer in securities, or if you acquired your EMCO stock pursuant to the exercise of options or as compensation, or if you hold your EMCO stock as part of a straddle or similar transaction. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.


     U.S. Federal Income Tax Consequences to EMCO Shareholders

     For U.S. federal income tax purposes, the merger will be a taxable transaction for EMCO shareholders and may be a taxable transaction for state, local, foreign and other tax purposes. You will be treated as having sold your EMCO common stock to Advanced Energy for cash. Accordingly:

     - You will recognize taxable gain or loss measured by the difference between your tax basis in your EMCO common stock and the amount of cash that you receive in the merger or upon the exercise of your appraisal rights.

     - If you have acquired separate blocks of EMCO common stock at different times or prices, you must calculate your gain or loss separately for each separate block.

     - If you hold your EMCO common stock as a capital asset, your gain or loss will be capital gain or loss, and will be long term capital gain or loss if you have held your EMCO common stock for more than one year as of the closing date of the merger.

     - Generally, you must net your capital gains and capital losses against each other in determining their tax consequences.

     - Generally, if you are an individual, your tax rate on long-term capital gains is substantially lower than your tax rate on ordinary income. Your tax rate on short term capital gains will be the same as your tax rate on ordinary income.

     - If you are an individual, you may deduct capital losses in a taxable year first against your capital gains and then against up to $3,000 of ordinary income.

     - Individuals may carry their net capital losses that are not currently deductible forward indefinitely for deduction in future years, subject to the limitations applicable in the future years.

     - Corporations generally may deduct capital losses only against capital gains. Subject to certain limitations, corporations may carry their capital losses in excess of capital gains back to the three preceding taxable years and forward to the five succeeding taxable years for deduction against capital gains realized in those year.

     U.S. Federal Income Tax Consequences to EMCO and Advanced Energy


     The merger will be tax-free to EMCO and Advanced Energy.


ACCOUNTING TREATMENT


     Advanced Energy and EMCO intend to account for the merger as a purchase for accounting and financial reporting purposes.


                   THE AMENDED AND RESTATED MERGER AGREEMENT

     The following is a brief summary of the material provisions of the amended and restated merger agreement. Because it is a summary, it does not include all the information that may be important to you. We encourage you to read carefully the entire amended and restated merger agreement, which is attached as Appendix A to this document, before you decide how to vote.

THE MERGER


     The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Colorado or at a later time as may be agreed to in writing by EMCO and Advanced Energy, as specified in the articles of merger. The merger is expected to be completed on or about January 2, 2001.


     At the effective time:

     - Flow Acquisition Corporation will be merged into EMCO;

     - the separate corporate existence of Flow Acquisition Corporation will cease;


     - each share of EMCO common stock outstanding will be converted into the right to receive up to $7.09 in cash per share, without interest; and


     - EMCO will become a wholly owned subsidiary of Advanced Energy.

     References to the surviving corporation in this proxy statement are to EMCO following the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

     EMCO, Advanced Energy and Flow Acquisition Corporation have made representations in the merger agreement, relating to, among other things:

     - their respective organization and similar corporate matters;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - absence of conflicts under their charters and bylaws;

     - required consents or approvals;

     - documents filed with the SEC;

     - completion of the merger not violating any agreements or law; and

     - information included in this proxy statement.

     EMCO has made additional representations, relating to among other things:

     - capital structure;

     - litigation;

     - insurance;

     - contracts and commitments;

     - financial statements;

     - absence of undisclosed liabilities;

     - absence of material adverse events or changes;

     - compliance with laws;

     - intellectual property matters;

     - tax laws and tax returns;

     - employee benefit plans and compliance with applicable laws;

     - environmental matters;

     - finders' or brokers' fees; and

     - title to real and personal property.

     The representations and warranties in the amended and restated merger agreement are not easily summarized. In addition, many of the representations and warranties are subject to various qualifications and limitations, including qualifications as to materiality. You are urged to read the amended and restated merger agreement sections titled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in Appendix A. None of the representations and warranties of EMCO, Flow Acquisition Corporation or Advanced Energy will survive the merger, but they must be accurate at the closing of the merger agreement or else the merger might not be completed.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     The amended and restated merger agreement contains certain covenants by EMCO and Advanced Energy pending the effective time of the merger. These covenants are designed to provide notice to the other party of certain events and to ensure that the intended tax and accounting treatment of the merger are maintained. Until the earlier of the termination of the amended and restated merger agreement or the effective time of the merger, EMCO and Advanced Energy have agreed, unless the other party otherwise consents in writing, to:

     - promptly deliver to the other party copies of any SEC filings; and

     - notify the other party of any material adverse change, any material litigation or governmental investigation, or the breach by it of any representation and warranty contained in the amended and restated merger agreement.

     In addition, the amended and restated merger agreement contains restrictions on EMCO's conduct of business pending the effective time of the merger. These restrictions are designed to prevent major changes in EMCO until the merger takes place, except to the extent Advanced Energy consents to the changes. EMCO has agreed, unless Advanced Energy otherwise consents in writing, to:

     - conduct its operations according to its ordinary and usual course of business, in substantially the same manner as previously conducted;

     - not enter into or amend any employment or severance agreement with any director or executive officer except in the ordinary course of business;

     - not authorize or enter into any arrangement for the acquisition or sale of assets or securities outside the ordinary course of business involving aggregate consideration greater than $100,000;

     - not amend in any material respect any employee benefit plan or adopt any new employee benefit plan;

     - not become liable for borrowed money or assume or guarantee the debt of another person, except in the ordinary course of business;

     - not make any loans or advances except in the ordinary course of business;

     - use reasonable efforts to:

          - preserve intact its business organization and goodwill;

          - keep available the services of its officers and employees in each business function; and

          - maintain satisfactory relationships with persons with whom it has business relationships;

     - not take any action which would adversely affect its ability to consummate the merger or the other transactions contemplated by the amended and restated merger agreement;

     - not amend its Articles of Incorporation or Bylaws;

     - not declare or pay any dividend with respect to its capital stock;

     - not issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any outstanding securities, except that EMCO may issue capital stock upon the exercise of options, warrants or rights outstanding as of July 6, 2000 and pursuant to its stock purchase plan;

     - not redeem or purchase shares of its capital stock except for cashless exercises of stock options;

     - not make any change or material election with respect to taxes; or

     - not take or agree to take, any of the specific actions described in the amended and restated merger agreement, or any action which would make any of its representations or warranties contained in the amended and restated merger agreement untrue or incorrect.

COVENANTS

     Each of Advanced Energy, Flow Acquisition Corporation and EMCO has undertaken additional covenants in the amended and restated merger agreement. The following summarizes the principal covenants.

     Advanced Energy and EMCO have agreed, among other things, to:

     - use all reasonable efforts to cooperate to determine which filings, consents, approvals, permits or authorizations are required to be obtained from governmental or regulatory authorities, and timely make all such filings and seek all such consents, approvals, permits or authorizations;

     - allow representatives of the other party access to offices, files and other information, and furnish the other party with financial and operating data;

     - consult and cooperate in making any press release or other public statement regarding the merger; and

     - for a period of six years after the effective time of the merger, Advanced Energy will maintain directors' and officers' liability insurance substantially similar to that maintained by EMCO prior to the effective time.

CONDITIONS TO THE MERGER

     The respective obligations of EMCO, Advanced Energy, and Flow Acquisition Corporation to complete the merger are subject to the fulfillment or waiver of the following conditions on or before the effective time of the merger:

     - EMCO shareholders approve the amended and restated merger agreement (which as a matter of law is required and cannot be waived);

     - all governmental approvals, authorizations, consents, filings or expiration of waiting periods have been obtained or complied with other than those which would not be reasonably likely to have a material adverse effect on EMCO and Advanced Energy and its subsidiaries, taken as a whole; and

     - none of EMCO, Advanced Energy and Flow Acquisition Corporation shall be subject to any order or injunction of a court which prohibits the completion of the merger.

     In addition, the obligations of EMCO to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by EMCO:

     - the representations and warranties of Advanced Energy and Flow Acquisition Corporation in the amended and restated merger agreement are true and correct in all material respects, at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

          - for changes specifically permitted by the merger agreement; and

          - that the accuracy of the representations and warranties that by their terms speak as of the date of the amended and restated merger agreement or some other date will be determined as of that date;

     - Advanced Energy has performed and complied in all material respects with all agreements required to be performed by it on or prior to the closing date of the merger; and

     - no material adverse change or effect with respect to Advanced Energy's business, prospects, results of operations or financial condition will have occurred.

     In addition, the obligations of Advanced Energy and Flow Acquisition Corporation to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by Advanced Energy:

     - the representations and warranties of EMCO contained in the amended and restated merger agreement are true and correct in all material respects at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

        - for changes specifically permitted by the merger agreement; and

        - that the accuracy of the representations and warranties that by their terms speak as of the date of the amended and restated merger agreement or some other date will be determined as of that date;

     - EMCO has performed and complied in all material respects with all agreements required by the amended and restated merger agreement to be performed by it on or prior to the date of the closing of the merger;

     - Holders of not more than 5% of EMCO's common stock have exercised their right to dissent under Colorado law;

     - EMCO's 1998 Stock Purchase Plan has been terminated and all stock and cash distributed as provided in the amended and restated merger agreement; and

     - no material adverse change or effect with respect to EMCO's business, prospects, results of operations or financial condition has occurred.

NO SOLICITATION; BOARD RECOMMENDATION

     EMCO has agreed that it will not take specified actions with respect to an "alternative proposal" or an "alternative transaction," except for actions required to be taken by the fiduciary duty of EMCO's board of directors.

     The term "alternative proposal" means any bona fide offer or proposal made by a third party relating to an alternative transaction. An alternative transaction means any transaction or series of related transactions involving a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction by EMCO with a person, or company or entity other than Advanced Energy.

     Specifically, EMCO has agreed that it and its officers, directors, affiliates, representatives, agents, employees, will not, directly or indirectly:

     - solicit, initiate, encourage or participate in any discussions or negotiations with or provide any information to, any person or entity concerning any alternative transaction; or

     - authorize, propose or announce an intention to authorize or propose any alternative transaction, unless EMCO receives an alternative proposal in writing and EMCO's board of directors determines in its good faith judgment, based as to legal matters on the written advice of counsel, that failing to take any of the actions described in the preceding paragraph would constitute a breach of the board of directors' fiduciary duty.

     In addition, EMCO has agreed to immediately provide Advanced Energy a copy of any alternative proposal if EMCO receives an alternative proposal.

     The EMCO board of directors is required to recommend the adoption and approval of the amended and restated merger agreement and approval of the merger to the EMCO shareholders unless the EMCO board determines in its good faith judgment, based as to legal matters on the written advice of counsel, that such approval would constitute a breach of its fiduciary duty.

     The amended and restated merger agreement does not, however, prohibit EMCO's board of directors from taking and disclosing to EMCO's shareholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act with regard to a tender or exchange offer made by someone other than Advanced Energy.

CONDUCT OF BUSINESS FOLLOWING THE MERGER

     Pursuant to the amended and restated merger agreement Flow Acquisition Corporation will merge into EMCO and EMCO will be the surviving corporation. All property, rights, privileges, powers and franchises of EMCO and Flow Acquisition Corporation will vest in the surviving corporation. All debts, liabilities and duties of EMCO and Flow Acquisition Corporation will become the debts, liabilities and duties of the surviving corporation. The surviving corporation will be a wholly owned subsidiary of Advanced Energy.

     Pursuant to the amended and restated merger agreement, the articles of incorporation of Flow Acquisition Corporation in effect immediately prior to the effective time of the merger will become the articles of incorporation of the surviving corporation. The name of the surviving corporation will be "Engineering Measurements Company" and the bylaws of Flow Acquisition Corporation will become the bylaws of Engineering Measurements Company following the effective time of the merger. The directors of Flow Acquisition Corporation at the effective time of the merger will become the initial directors of the surviving corporation. The officers of Flow Acquisition Corporation immediately prior to the effective time of the merger will become the initial officers of the surviving corporation.

TERMINATION OF THE AMENDED AND RESTATED MERGER AGREEMENT

     The amended and restated merger agreement provides that it may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the shareholders of EMCO by mutual written consent of each of Advanced Energy and EMCO; or by either Advanced Energy or EMCO if:

     - the merger has not closed by January 31, 2001 (provided that the right to terminate will not be available to any party whose action or failure to act has proximately contributed to the failure to close the merger by January 31, 2001, and the action or failure to act constitutes a material breach of the amended and restated merger agreement);

     - a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree or ruling, or taken any other final and non-appealable action, that permanently restrains, enjoins or otherwise prohibits the merger (provided that the party exercising the right to terminate has used all reasonable efforts to remove that order, decree or ruling); or

     - the required approval of the amended and restated merger by the EMCO shareholders has not been obtained at the EMCO special meeting.

Advanced Energy may terminate the amended and restated merger agreement upon the occurrence of any of the following events:

     - a breach by EMCO of its representations or warranties, which breach has had or is reasonably likely to have a material adverse effect on EMCO and which is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by EMCO from Advanced Energy;

     - a material breach by EMCO of any of the covenants or agreements contained in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by EMCO from Advanced Energy;

     - the EMCO board of directors shall have withdrawn or modified in a manner materially adverse to Advanced Energy its approval or recommendation of the merger or the amended and restated merger agreement; or

     - the EMCO board of directors shall have recommended an alternative proposal to the shareholders of EMCO.

EMCO may terminate the amended and restated merger agreement upon the occurrence of any of the following events:

     - a breach by either of Advanced Energy or Flow Acquisition Corporation of its representations or warranties, which breach has had or is reasonably likely to have a material adverse effect on Advanced Energy and which is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by Advanced Energy from EMCO;

     - a material breach by Advance Energy of any of the covenants or agreements contained in the amended and restated merger agreement, which breach is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by Advanced Energy from EMCO; or

     - The EMCO board of directors determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that termination of the merger is required by its fiduciary duties.

FEES, EXPENSES AND TERMINATION FEES

     Except as set forth below, all fees and expenses incurred in connection with the amended and restated merger agreement and the merger will be paid by the party that incurs them. Advanced Energy and EMCO will share equally all fees and expenses incurred in relation to the printing and filing fees paid in connection with the filing of this proxy statement and the costs of printing and mailing this proxy statement.

     EMCO has agreed to pay Advanced Energy a termination fee of $5 million if prior to the termination, an alternative proposal has been made to the EMCO board of directors and within two years following the termination, EMCO executes an agreement with a third party providing for the acquisition of more than 50% of EMCO's capital stock or assets and Advanced Energy or EMCO terminates the amended and restated merger agreement because:

     - the EMCO shareholders have not approved the amended and restated merger agreement at the EMCO special meeting;

     - the EMCO board of directors determines, in its good faith judgment, based as to legal matters on the written advice of legal counsel, that terminating the agreement and abandoning the merger is required by the EMCO board of directors' fiduciary duties; or

     - the EMCO board of directors shall have withdrawn or modified in a manner materially adverse to Advanced Energy its approval or recommendation of the merger or the amended and restated merger agreement, or shall have recommended an alternative proposal to the shareholders of EMCO.

     EMCO is required to pay the termination fee within 15 business days of the execution of an agreement providing for, or completion of, the alternative transaction.

AMENDMENT

     The amended and restated merger agreement may be changed by written agreement of the parties at any time before or after EMCO shareholders approve the merger. Any change after the EMCO shareholders approve the merger that by law requires the approval of EMCO shareholders, however, will require their approval to be effective.

EMPLOYEE BENEFITS


     Stock Options. At the effective time of the merger Advanced Energy will assume all of the outstanding EMCO stock options, provided that in the event the Option Exchange Ratio is greater than 0.553, Advanced Energy has the right to require EMCO to cancel the options granted under the EMCO 1991 and 1997 Incentive Plans and to pay the consideration required by the plans based upon the Cash Consideration. Pursuant to the EMCO stock option plans, except the 1998 Employee Stock Purchase Plan, the vesting of all options will accelerate, and all options will be immediately exercisable, as a result of the merger. Each stock option assumed will continue to have and be subject to substantially the same terms and conditions as under the EMCO stock plan under which the stock option was granted except that:


     - each option will be fully vested and exercisable;

     - each option will be exercisable for the number of shares of Advanced Energy common stock, rounded to the nearest whole share, equal to the product obtained from multiplying the number of shares of EMCO common stock covered by the option immediately prior to the effective time by a fraction (the "Option Exchange Ratio") the numerator of which is the Cash Consideration and the denominator of which is the price per share of Advanced Energy Common Stock reported on the Nasdaq National Market on the date preceding the shareholders' meeting; and

     - the option price per share of Advanced Energy common stock will be adjusted proportionately so that the aggregate exercise price for the options will remain substantially unchanged for each holder.

     Advanced Energy will file a registration statement on Form S-8 or other appropriate form under the Securities Act covering the shares of Advanced Energy common stock issuable upon exercise of the options assumed in the merger, or will cause such shares to be included in an effective registration statement on Form S-8 relating to one or more of Advanced Energy's stock option plans.


     Employee Stock Purchase Plan. EMCO's 1998 Employee Stock Purchase Plan will be terminated prior to the effective time. All funds contributed to the 1998 Stock Purchase Plan that are not used to purchase shares of EMCO common stock prior to the effective time will be transferred or otherwise credited to the Advanced Energy 1995 Employee Stock Purchase Plan. It is anticipated that all funds contributed to the plan will be used to purchase shares of EMCO common stock before completion of the merger. Participants in the plan then will participate in the merger as EMCO shareholders.


     Other Benefit Plans. Advanced Energy will provide or cause the surviving corporation to provide to employees of EMCO who remain employees of the surviving corporation following the effective time the same compensation and benefit plans as are provided to other employees of Advanced Energy employed in similar capacities.

                        ENGINEERING MEASUREMENTS COMPANY

OVERVIEW

     EMCO designs, manufactures, and markets electronic and electro-mechanical instruments (flowmeters) for measuring the flow of liquids, steam and gases. EMCO operates within the flow measurement devices and systems industry segment. EMCO generates its revenues from the sales of flowmeter hardware in both foreign and domestic markets. Revenue is also generated through contract electronic printed circuit board assembly. While EMCO has historically been strongest in energy utility flow measurement (particularly steam metering), it has products capable of measuring most types of process fluids, as well as fuel oils and natural gas. Primarily utilizing a network of distributors and commissioned sales representatives as well as a direct sales force, EMCO markets flowmeters worldwide.

     EMCO has renewed a marketing agreement with Danfoss A/S, a flowmeter company in Denmark which distributes products in different markets and runs for a period until April 2001 with a six month renegotiations period. Terms of the agreement with Danfoss A/S allow EMCO to be the non-exclusive distributor for Danfoss' MAG and MASS flowmeters in the U.S. industrial market under the EMCO label. EMCO features six types of flowmeters capable of handling a broad spectrum of applications (steam, gas and liquid), as well as a large range of line sizes. These flowmeters position EMCO to compete on a product level with any flowmeter manufacturer in the world.

PRODUCTS

     EMCO develops and markets a series of products to measure the flow of steam, chilled and hot water, natural gas, compressed gases and other fluids in a pipeline. Also included are products, which support the primary flow measurements, such as pressure, temperature measurements and supporting electronics.

     Sales of flowmeters and related products account for approximately 88% of the total sales for EMCO for fiscal year 2000. The flowmeter products use two major technologies in its product lines. The sales contribution by each technology as a percent of sales for fiscal years 1999 and 2000 are as follows:

TECHNOLOGY                                                    FY 1999   FY 2000
----------                                                    -------   -------
Volumetric..................................................    74%       68%
Mass........................................................    26%       20%

     Volumetric technologies include the following products: turbine, vortex shedding, ultrasonic, and positive displacement meters. Mass technologies include the following products: electromagnetic, coriolis, flow processors and digital valves.

     EMCO manufactures several series of insertion meters for various applications of steam, liquids and compressed gas measurement. The insertion meters offer solutions to customers for metering flows in large size pipes. Each is available with an assortment of options allowing for extremes in flow range, pressure and temperature, with adaptation to various output requirements which provide mass and energy measurement for totalizing or computer input.

     EMCO introduced a line of vortex shedding flowmeters in fiscal year 1992. The Vortex PhD has no moving parts, provides high reliability, has low maintenance requirements and is capable of operating with dirty fluids.

     EMCO introduced a clamp-on transit time ultrasonic flowmeter in January 2000. This product is a non-intrusive meter, which is attached to the outside of pipes, and is used primarily to measure water, but is capable of measuring other liquids including oil.

     EMCO also develops, manufactures and markets a series of positive displacement meters which provide accurate measurements of fluid flow rates. The products' primary applications relate to the measurement of viscous fluids, such as crude oil, as well as applications requiring a high degree of accuracy.

     Digital valves are digitally actuated control valves providing industry with a unique means of controlling and measuring the flow of fluids. Because of their accuracy and speed of response, these products are capable of providing a high degree of control that cannot easily be matched by other valves. In addition, this product can be configured as a metering valve, thus providing both measurement and control.

     All EMCO flowmeter products utilize a family of digital flow processors to provide a wide range of measurement processing. The flow processors provide the desired outputs in engineering units, such as gallons, liters, etc., with provisions for computing density, mass flow and enthalpy.

     The Company introduced a commercial vortex shedding water flowmeter in March 1997. This product is marketed into the commercial HVAC, ultra-pure and de-ionized water and landscape/irrigation markets.

     The Company provides contract electronic printed circuit board assembly. These services provided 8% of EMCO's revenues in 1999 and 12% in 2000.

     Control of gases is critical to the production of semiconductors. EMCO has developed the Mach One mass flow controller specifically for the semiconductor market. This product has been designed to address the gas control needs of the industry for greater accuracy, control range, response time, and adjustable capacity. In addition, the Mach One operates at sub-atmospheric pressures, is less susceptible to clogging and has no flow bypass which means improved process repeatability. The Mach One has not yet been commercialized.

SALES AND MARKETING

     EMCO primarily uses a network of distributors and commissioned sales representatives, as well as a direct sales force, to market EMCO's flowmeters worldwide. EMCO utilizes a direct sales force to market its contract electronic printed circuit board assembly services.

     In fiscal year 2000, EMCO had foreign sales of approximately $2,242,000, or 24.3% of sales, compared to approximately $2,691,000, or 27.8% of sales in fiscal year 1999. The decrease of sales for fiscal year 2000 in Europe is due primarily to lower sales to Danfoss in 2000. EMCO experienced a decrease in sales to Asia due to a shift in the product mix to lower cost meters. Other foreign sales are lower due to lower activity overall, rather than sales of a single large project. All foreign sales are exports from domestic operations. The breakdown of foreign sales for fiscal years 2000 and 1999, in dollars and percent of total sales are:

                                                        FY 2000              FY 1999
                                                        -------              -------
Europe...........................................  $1,335,000   14.5%   $1,580,000   16.3%
Asia.............................................     658,000    7.1%      755,000    7.8%
Other............................................     249,000    2.7%      356,000    3.7%

                          DESCRIPTION OF CAPITAL STOCK

EMCO COMMON STOCK


     EMCO's authorized capital stock consists of 15,000,000 shares of common stock, par value $0.01. As of September 21, 2000, 4,225,342 shares of common stock were outstanding, held by 449 holders of record. As of September 21, 2000, options to purchase an aggregate of 238,163 shares of common stock were outstanding under EMCO's 1991 Incentive Plan and 1997 Incentive Plan. A total of 750,000 shares were reserved for issuance under its 1991 Incentive Plan, 625,000 shares were reserved for issuance under EMCO's 1997 Incentive Plan and 187,500 shares were reserved for issuance under EMCO's Employee Stock Purchase Plan, including shares that have already been issued under these plans.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF EMCO


     The following table sets forth as of September 21, 2000, the number and percentage of EMCO's shares of common stock owned of record and beneficially by each person owning more than five percent (5%) of such common stock and by all individual directors and officers and by all directors and officers as a group:


                                                                   AMOUNT AND NATURE     PERCENT OF
                                                    NAME OF          OF BENEFICIAL       OWNERSHIP
TITLE OF CLASS                                 BENEFICIAL OWNER        OWNERSHIP          CLASS(9)
--------------                                 ----------------    -----------------     ----------
Common Stock.................................  Charles E. Miller       1,482,804(1)         35.0
Common Stock.................................  William A. Ringer         123,625(2)          2.9
Common Stock.................................  Saied Hosseini             89,250(3)          2.1
Common Stock.................................  David S. Miller           426,250(4)         10.1
Common Stock.................................  Walter Kluck               29,292(5)          0.7
Common Stock.................................  Thomas G. Miller          460,862(6)         10.9
Common Stock.................................  Trung T. Doan              10,000(7)          0.2
Common Stock.................................  Jerry Howard                    0(8)          0.0
All Directors and Officers as a Group (Seven                           2,195,833            50.9
  Persons)...................................

---------------

(1) Record and Beneficial; Mr. Miller has sole voting and investment power on 1,256,710 of the owned shares; 213,594 shares have shared voting and investment power; also includes an option to purchase 12,500 shares of common stock under the 1991 Incentive Plan. Charles E. Miller's business address is 600 Diagonal Highway, Longmont, CO 80501.

(2) Record and Beneficial; Mr. Ringer has sole voting and investment power on 123,125 shares of the owned shares; 500 shares have shared voting and investment power. William A. Ringer's address is P.O. Box 1018, Wilson, WY 83014.

(3) Record and Beneficial; Mr. Hosseini has sole voting and investment power on 64,250 of the owned shares; also includes an option to purchase 12,500 shares of common stock under the 1991 Incentive Plan and an option to purchase 12,500 shares under the 1997 Incentive Plan. Saied Hosseini's business address is 600 Diagonal Highway, Longmont, CO 80501.

(4) Record and Beneficial; Mr. Miller has sole voting and investment power on 68,813 of the owned shares; 357,437 shares have shared voting and investment power. David S. Miller's business address is 420 E. Armour, N. Kansas City, MO 64166.

(5) Record and Beneficial; Mr. Kluck has sole voting and investment power on 2,187 of the owned shares; 2,105 shares have shared voting and investment power; also includes an option to purchase 25,000 shares of common stock under the 1997 Incentive Plan. Walter Kluck's business address is P.O. Box 421, Clifton, NJ 07015.

(6) Record and Beneficial; Mr. Miller has sole voting and investment power on 107,387 shares of the owned shares; 340,975 shares have shared voting and investment power; also includes an option to purchase 12,500 shares of common stock under the 1997 Incentive Plan. Thomas G. Miller's business address is 11725 W. 112th St., Overland Park, KS 66210.

(7) Record and Beneficial; Mr. Doan has sole voting and investment power on 10,000 shares of the owned shares. Trung T. Doan's business address is 8000
    S. Federal Way, Boise, Idaho 83707-0006.

(8) Record and Beneficial; Jerry Howard's business address is 600 Diagonal Highway, Longmont, CO 80501.

(9) All options under the EMCO stock option plans (other than the Employee Stock Purchase Plan and the option held by Mr. Doan for 5,000 shares of common stock under the 1997 Incentive Plan) shall vest prior to the closing of the merger and are included for determining the percentages. Mr. Doan's option will become exercisable upon closing of the merger, or if the merger were not to occur, on February 3, 2001.

     Messrs Charles Miller, Al Ringer, Saeid Hosseini, David Miller, Walter Kluck, Thomas Miller have granted Advanced Energy their proxies to vote in favor of the merger.


                      WHERE YOU CAN FIND MORE INFORMATION

     EMCO is required by the Securities Exchange Act of 1934 to file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities:

WASHINGTON D.C.               NEW YORK
---------------               --------
Judiciary Plaza               Seven World Trade Center
450 Fifth Street, N.W.        Suite 1300
Room 1024                     New York, NY 10048
Washington, D.C. 20549

     You may call 1-800-SEC-0330 for further information about the public reference facilities. For a fee, the SEC will send copies of any of EMCO's filings to you. In addition, EMCO's filed reports, proxy statements and other information are contained in the Internet web site maintained by the SEC. The address is http://www.sec.gov.

EMCO's common stock is quoted on the Nasdaq National Market under the symbol "EMCO" and its SEC filings can also be read at the following address.

        Nasdaq Operations
        1735 K Street, N.W.
        Washington, D.C. 20006

                                   APPENDIX A

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

                                   APPENDIX A
           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), is made and entered into as of July 6, 2000, and amended and restated as of October 20, 2000, by and among ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation ("Parent"), FLOW ACQUISITION CORPORATION, a Colorado corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ENGINEERING MEASUREMENTS COMPANY, a Colorado corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company would enable the companies to achieve short-term and long-term strategic and financial benefits to the benefit of their respective stockholders and, accordingly, for that and other reasons is in the best interests of their respective stockholders. Each of such Boards of Directors desires to effect the Merger (as defined herein), on the terms and subject to the conditions set forth herein.

     B. Parent has incorporated and organized Merger Sub solely to facilitate the Merger.

     C. For purposes of this Agreement, the date of this Agreement and the date of the execution and delivery of this Agreement shall be deemed to be July 6, 2000.

     NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     "Affiliate" means each "affiliate" as defined in Rule 145 of the rules and regulations promulgated under the Securities Act.

     "Agreement" has the meaning set forth in the preface above.

     "Alternative Proposal" has the meaning set forth in Section 6.1(b).

     "Articles of Merger" has the meaning set forth in Section 2.3.

     "Cash Consideration" has the meaning set forth in Section 3.2(a).

     "CBCA" has the meaning set forth in Section 2.1.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Certificate" has the meaning set forth in Section 3.2(b).

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission of the United States of America.

     "Company" has the meaning set forth in the preface above.

     "Company Benefit Plans" means all employee benefit plans as defined in
Section 3.3 of ERISA and any other plan, contract, program, policy or benefit arrangements covering employees or former employees of the Company and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company.

     "Company Board" means the Board of Directors of the Company.

     "Company Common Stock" means the common stock of the Company.

     "Company Contract" has the meaning set forth in Section 4.10.

     "Company Disclosure Schedule" means the disclosure schedule delivered by the Company at or prior to the execution hereof to Parent.

     "Company Material Adverse Effect" means a material adverse effect on or change in the business, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

     "Company Option Plans" has the meaning set forth in Section 3.2(d)(i).

     "Company Options" has the meaning set forth in Section 3.2(d)(i).

     "Company Personnel" has the meaning set forth in Section 6.10(a).

     "Company Real Properties" means all real property ever owned, leased or occupied by the Company or any Predecessor.

     "Company Reports" has the meaning set forth in Section 4.6(a).

     "Confidentiality Agreement" has the meaning set forth in Section 8.5(c).

     "Copyrights" means any and all of Company's copyrights, copyrightable works, semiconductor topography and mask work interests, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

     "Current Policy" has the meaning provided in Section 6.14(b).

     "Dissenting Shareholder" means a holder of Dissenting Shares.

     "Dissenting Shares" means shares of Company Common Stock held as of the Effective Time by a shareholder of the Company who has not voted such shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Article 113 of the CBCA and not effectively withdrawn or forfeited prior to the Effective Time.

     "Effective Time" has the meaning set forth in Section 2.3.

     "Enforceability Exceptions" has the meaning set forth in Section 4.3(c).

     "Environmental Requirements" means any applicable laws, regulations, ordinances or other provisions having the force or effect of law, or any judicial, governmental, or administrative orders, requests, or determinations, or any common law requirements relating to the protection of human health or the environment (both natural and workplace), including without limitation any Environmental Requirements concerning (A) the use, generation, treatment, storage, transportation, handling or disposal of Hazardous Materials, (B) the control of soil, surface or groundwater pollution products, (C) air quality and emission standards, or (D) health, safety and hazard communication matters. Environmental Requirements include, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, SWDA, the Atomic Energy Act, the Federal Food Drug and Cosmetic Act, and equivalent state and local ordinances and statutes and ordinances in countries other than the United States of America.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Future Benefit Plans" has the meaning set forth in Section 6.10(b).

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Hazardous Materials" means any toxic, injurious or hazardous materials, substances or wastes, toxic pollutants or contaminants, including petroleum products, crude oil or any by-products or derivatives thereof as any of the foregoing terms are defined in federal, state and local laws applicable to the Company or Parent, as the case may be, but does not include commercially available office cleaning or janitorial supplies.

     "Intellectual Property" means any and all of the following of the Company and the Company Subsidiaries: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any and all technology, ideas, inventions, designs, proprietary information, unpublished research and development information, manufacturing and operating information, know-how, formulae, trade secrets and technical data, computer programs, and all hardware, software and processes.

     "IRS" means the federal Internal Revenue Service.

     "ISOs" has the meaning set forth in Section 3.2(d)(iii).

     "Issued Patents" means any and all issued patents, reissue or reexamination patents, revivals of patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name.

     "Last Report Date" means April 30, 2000.

     "Merger" has the meaning set forth in Section 2.1.

     "Merger Consideration" means, with respect to any holder of Company Common Stock, an amount of cash equal to (i) the number of shares of Company Common Stock represented by such holder's Certificate at the Effective Time, multiplied by (ii) the Cash Consideration.

     "Merger Sub" has the meaning set forth in the preface above.

     "Option Exchange Ratio" has the meaning set forth in Section 3.2(d)(ii).

     "Parent" has the meaning set forth in the preface above.

     "Parent Common Stock" means the common stock of the Parent.

     "Parent Material Adverse Effect" means a material adverse effect on or change in the business, prospects, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

     "Parent Option Plans" has the meaning set forth in Section 3.2(d)(v).

     "Parent Reports" has the meaning set forth in Section 5.5.

     "Patent Applications" means any and all patent rights, including, without limitation, all United States and foreign utility and design patents, and all published or unpublished nonprovisional and provisional patent applications, including, without limitation, any and all applications of additions, divisionals, continuations, continuations-in-part, reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention for abandoned patent applications

     "Patents" means the Patent Applications and the Issued Patents.

     "Paying Agent" has the meaning set forth in Section 3.3(a).

     "Permits" means all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments.

     "Person" includes both natural persons and entities.

     "Predecessor" means any Person that owns or has ever owned, leased or occupied the Company Real Properties.

     "Proxy Statement" has the meaning provided in Section 6.7(a).

     "Qualified Plan" means each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and either
(i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS as of the Closing Date.

     "Record Date" means the date determined by the Company Board as the date as of which a person must be a holder of record of Company Common Stock in order to be entitled to vote at the Stockholders' Meeting.

     "Registration Statement" has the meaning set forth in Section 3.2(d)(v).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiaries" of a party means Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the Commission under the Securities Act.

     "Stock Purchase Plan" has the meaning set forth in Section 3.2(d)(iv).

     "Stockholders' Meeting" means the meeting of the holders of Company Common Stock at which such holders consider adoption and approval of this Agreement and the Merger.

     "Subsidiary" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     "Substituted Options" has the meaning set forth in Section 3.2(d)(i).

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "SWDA" means the Solid Waste Disposal Act, as amended.

     "Termination Fee" has the meaning set forth in Section 8.5(a).

     "Trademarks" means any and all of Company's trademarks, registered trademarks, applications for registration of trademark, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names, and applications for registrations of trade names.

     "Transaction" has the meaning provided in Section 6.1(b).

                                   ARTICLE 2

                                   THE MERGER

     2.1 The Basic Transaction. On the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall become a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Colorado Business Corporation Act (the "CBCA").

     2.2  The Closing [HiddenPara]

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of the Company at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 shall be completely fulfilled or waived in accordance herewith, or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.3 Effective Time. On the Closing Date, Articles of Merger meeting the requirements of Section 7-111-105 of the CBCA in the form of Exhibit 2.3 (the "Articles of Merger") shall be executed and filed in the office of the Colorado Secretary of State, in accordance with the CBCA. The Merger shall become effective at (a) the time of filing of the Articles of Merger with the Colorado Secretary of State or (b) such later time as agreed by the parties hereto and designated in the Articles of Merger as the effective time of the Merger (the "Effective Time").

     2.4 Articles of Incorporation and By-laws. The Articles of Incorporation and By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 3

                            CONVERSION OF SECURITIES

     3.1 Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     3.2  Company Stock; Options.

     (a) Conversion of Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, exclusive of shares held by Dissenting Shareholders, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash without interest an amount equal to
(i) U.S. $30,000,000 plus Options Cash divided by (ii) Outstanding Shares (the "Cash Consideration"). For purposes of this Section 3.2(a), "Options Cash" means the aggregate of the exercise prices paid in cash by holders of Company Options on the exercise of any and all Company Options after October 20, 2000 and before the Closing Date, and "Outstanding Shares" means the number of shares of Company Common Stock outstanding as of the Effective Time, including shares acquired on exercise of Company Options after October 20, 2000 and before the Closing Date.

     (b) Cancellation of Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holders thereof, all shares of Company Common Stock outstanding at the Effective Time shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive upon the surrender of a certificate representing such shares of Company Common Stock (a "Certificate") an amount equal to (i) the number of shares of Company Common Stock set forth on the Certificate, multiplied by (ii) the Cash Consideration.

     (c) Treasury Shares and Shares Held by Subsidiaries. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company, any and all shares of Company Common Stock issued and held in the Company's treasury shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (d) Options.

          (i) At the Effective Time, as a result of the Merger and without any action on the part of holder thereof, each option to purchase Company Common Stock granted by the Company (collectively, "Company Options") under one of its stock option plans (collectively, "Company Option Plans") that remains outstanding and unexercised as of the Effective Time, whether or not vested or exercisable, shall be assumed by Parent and shall be converted into an option to purchase Parent Common Stock (collectively, "Substituted Options"); provided, however that, in the event the Option Exchange Ratio (as calculated in subparagraph (ii) below) is greater than 0.553, Parent shall have the right to require the Company to cause the Company Options granted under the Engineering Measurements Company 1991 Incentive Plan and the Engineering Measurements Company 1997 Incentive Plan (the "Incentive Plans") that are outstanding immediately prior to the Closing to be cancelled pursuant to Section 14(e) of each Incentive Plan and to pay the consideration required by such Sections 14(e) based upon the Cash Consideration. If Parent requires the Company to cause the Company Options granted under the Incentive Plans to be cancelled, then (A) Parent shall not be required to assume the Company Options cancelled, and (B) if the Company does not have sufficient cash available to pay the consideration required by Section 14(e) of each of the Incentive Plans, Parent shall advance the necessary funds to the Company.

          (ii) Subject to subsection 3.2(d)(iii) below, (A) each Substituted Option shall be exercisable for the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of Company Common Stock covered by the related Company Option immediately prior to the Effective Time by a fraction (the "Option Exchange Ratio"), the numerator of which is the Cash Consideration and the denominator of which is the closing price per share of Parent Common Stock reported on the Nasdaq National Market on the trading day preceding the Stockholders' Meeting; (B) the option price per share of Parent Common Stock thereafter shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Company Common Stock subject to the related Company Option in effect immediately prior to the Effective Time by the Option Exchange Ratio); and (C) each Substituted Option shall be exercisable on the same terms and subject to the same conditions as had been applicable to the related Company Option, except to the extent the number of shares and exercise price per share have been adjusted pursuant to (A) and (B), respectively, of this subsection 3.2(d)(ii).

          (iii) It is the intention of the parties that Company Options that qualified as incentive stock options, within the meaning of Section 424 of the Code ("ISOs"), immediately prior to the Effective Time, be converted, when assumed by Parent, into Substituted Options that qualify as ISOs immediately following the Effective Time, to the extent permitted by
     Section 424 of the Code and applicable terms of the Company Option Plans. In furtherance of such intention, the formulae, terms and conditions set forth in subsection 3.2(d)(ii) above may be applied to, or modified for, such Substituted Options as deemed reasonably necessary by Parent, so long as any such application or modification does not materially reduce the benefit of the Substituted Option to the holder thereof.

          (iv) The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated prior to the Closing. All funds invested in the Stock Purchase Plan but not used by employees to purchase stock thereunder prior to the Effective Time shall be transferred or otherwise credited to employees of the Company such that, following the Effective Time, each such employee shall have purchase rights under Parent's stock purchase plans substantially similar to those existing under the Stock Purchase Plan immediately prior to the Effective Time.

          (v) On or prior to the Effective Time, Parent shall file with the Commission a Registration Statement on Form S-3 or Form S-8, as determined by Parent in its sole discretion, relating to the issuance of the Parent Common Stock underlying the Substituted Options (a "Registration Statement") or shall cause such Parent Common Stock to be included in an effective Registration Statement on Form S-8 relating to one or more of Parent's stock option plans (collectively, "Parent Option Plans"). So long as any Substituted Options remain outstanding, Parent shall use its reasonable best efforts to maintain the effectiveness of any Registration Statement(s) related to the Substituted Options (and to maintain the current status of the prospectus or prospectuses related thereto). At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substituted Options. To the extent required by the relevant market or exchange, Parent shall list or qualify all such shares for trading on the principal market or exchange on which Parent Common Stock is traded from time to time.

     3.3  Paying Agent.

     (a) At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent to act as the paying agent for the Merger (the "Paying Agent").

     (b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Paying Agent in trust for the benefit of the holders of Company Common Stock the funds necessary to make the payments contemplated in Section 3.2(a). Such funds shall be invested by the Paying Agent as directed by Parent in accordance with Parent's investment policy. No interest will be paid or accrued on the cash payable to holders of Company Common Stock.

     (c) Promptly after the Effective Time, Parent shall mail or cause to be mailed to each holder of Company Common Stock a letter of transmittal, in a typical form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for surrender of the Certificates. Upon surrender to the Paying Agent of a holder's Certificate, together with such letter of transmittal duly executed, such holder of Common Stock shall be entitled to receive in exchange therefor a cash payment equal to such holder's Merger Consideration, and such Certificate so surrendered shall forthwith be canceled.

     (d) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the appropriate Merger Consideration may be issued to such transferee of such Company Common Stock, if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents, in form and substance reasonably satisfactory to Parent and the Paying Agent, required to evidence and effect such transfer of Company Common Stock and to evidence that any applicable stock transfer taxes have been paid. There shall be no transfers on the transfer records of the Company, at or after the Effective Time, of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. Until surrendered in accordance with the provisions of this Section 3.3, from and after the Effective Time each Certificate shall be deemed to represent the right to receive a cash payment equal to the holder's Merger Consideration.

     (e) Any portion of the funds supplied to the Paying Agent which remains undistributed to the former stockholders of the Company for twelve months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors of Parent with respect to any consideration set forth in Section 3.2(a) that may be payable upon surrender of their Certificates.

     (f) None of Parent, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     3.4 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit (in form and substance satisfactory to the Surviving Corporation) of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     3.5  Dissenting Shares.

     (a) Dissenting Shares shall not be converted into or represent the right to receive the consideration set forth in Section 3.2(a), unless such Dissenting Shareholder's right to appraisal shall have ceased in accordance with Article 113 of the CBCA. If such Dissenting Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in respect of such shares of Company Common Stock pursuant to Section 3.2(a), and (ii) promptly following the occurrence of such event, and in any case within ten (10) days of such event, Parent shall deposit with the Paying Agent the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.2(a).

     (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company, and (ii) after due consultation with the Company, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Common Stock or offer to settle or settle any such demands.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule, the Company makes the following representations and warranties to Parent and Merger Sub, as of the date of this Agreement.

     4.1  Organization and Standing.

     (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Company Material Adverse Effect.

     (b) The Company does not have any Subsidiaries and, except as set forth in the Company Disclosure Schedule, does not own any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any other company.

     (c) The Company has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

     4.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock. As of April 30, 2000, there were 4,125,259 shares of Company Common Stock issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of the Company have been issued, except pursuant to the exercise of Company Options. As of April 30, 2000, Company Options to acquire 338,038 shares of Company Common Stock were outstanding. From such date to the date of this Agreement, no additional Company Options have been granted.

     (b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Other than Company Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company.

     (c) The Company does not have any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     4.3  Authorization; Enforceability; No Violation.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Subject only to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the CBCA, all corporate action necessary on the part of the Company for the execution, delivery and performance of this Agreement has been duly taken.

     (c) This Agreement constitutes (assuming this Agreement is a valid and legally binding obligation of Parent and Merger Sub) a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and public policy considerations (the "Enforceability Exceptions").

     (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Articles of Incorporation or the Bylaws of the Company, (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to the Company, or (iii) any agreement, lease, license, permit or other instrument to which the Company is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Company Material Adverse Effect.

     (e) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

     4.4 No Consents. Except as set forth in the Company Disclosure Schedule, no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the Company's part for the consummation by it of the transactions contemplated by this Agreement, except
(i) notices and filings required in order to comply with the Securities Act, the Exchange Act, and state securities or "blue sky" laws, and (ii) the filing of the Articles of Merger with the Colorado Secretary of State.

     4.5 Compliance With Laws. Except where the failure to so comply would not have a Company Material Adverse Effect, the Company (i) has all valid and current Permits, and each Permit is in full force and effect, and (ii) has made all filings and registrations and the like, necessary or required by law to conduct its business as currently conducted. The Company has not received any governmental notice of any violation by it of any laws, rules, regulation or orders applicable to its business. Except where the failure to comply would not have a Company Material Adverse Effect, (a) the Company is not in default under any Permits and is in compliance with the same, and (b) the business and operations of the Company are in compliance with all applicable foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

     4.6  Company Reports.

     (a) The Company has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since April 30, 1996 (the "Company Reports"). As of their respective dates, the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Company Report has been amended, revised or superseded by a Company Report subsequently filed and publicly available prior to the date of this Agreement, none of the Company Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. The Company has no liabilities or obligations required to be disclosed in a balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, and included in the Company Reports, (ii) liabilities or obligations incurred since the Last Report Date in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Company Report.

     4.7  Absence of Litigation, Orders, Judgments.

     (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened which involve transactions of or otherwise relate to the Company or any of its businesses or properties, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

     (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Company or any of its businesses or properties, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

     4.8 Absence of Certain Changes. Since the Last Report Date, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

     4.9 Taxes. The Company (i) has timely filed all material federal, state and foreign tax returns required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

     4.10 Contracts. Each (a) agreement, contract and commitment, whether written or oral, to which the Company is a party or by which it is bound and which is filed as an exhibit to or described in a Company Report and (b) material agreement, contract and commitment entered into by the Company, or by which it became bound, after the Last Report Date (collectively, "Company Contracts"), is a valid and legally binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. The Company is not, and to the knowledge of the Company no other party to any Company Contract is, in material default thereof. The Company has not, and to the knowledge of the Company no other party to any Company Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder.

     4.11  Intellectual Property.

     (a) The Company owns or has the right to use all Intellectual Property used in the operation of its business as presently conducted, without any interference or conflict with or misappropriation or infringement of the Intellectual Property rights of others, other than any interference, conflict, misappropriation or infringement which is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has taken commercially reasonable action to maintain and protect its rights in the material Intellectual Property that it owns or uses. Each material item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Effective Time.

     (b) Section 4.11 of the Company Disclosure Schedule sets forth all Patents, registered Copyrights, registered Trademarks, joint development agreements, licenses and agreements relating to Intellectual Property owned or used by the Company (other than agreements or licenses for readily available "off-the-shelf" software) that require a consent or waiver to consummate the transactions contemplated by this Agreement.

     (c) To its knowledge, the Company has not, within the past four years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of others other than any interference, infringement, misappropriation or conflict which did not and is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has not received, and has no knowledge of, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or conflict (including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property rights of any other person), or that the Company's use of the Intellectual Property constitutes unfair competition.

     (d) To the knowledge of the Company, no fraud or misrepresentation has been made by the Company or any of its officers, directors or employees or the relevant inventors during the prosecution of any of the Patents of the Company, nor has any fraud or misrepresentation been included in any documentation for or other disclosure to any governmental agency of the Intellectual Property of the Company.

     4.12  Employee Benefit Plans.

     (a) The Company does not maintain or contribute to or have any actual or, to its knowledge, potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or
(iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA) or has ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any Company Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

     (b) With respect to each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, either (i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of the Company, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Company Benefit Plan would be denied or revoked, whether retroactively or prospectively.

     (c) To the knowledge of the Company, no Company Benefit Plan, any fiduciary thereof, nor the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code, to the extent applicable thereto.

     (d) To the knowledge of the Company, neither the Company nor any ERISA Affiliate (during the period of its affiliated status) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code. To the knowledge of the Company, there are no current plans to terminate, whether voluntarily or involuntarily, any materially underfunded pension plan of the Company or any ERISA Affiliate that is subject to Title IV of ERISA.

     (e) To the knowledge of the Company, there is no pending or anticipated claim, suit, action or other litigation against or otherwise involving any of the Company Benefit Plans (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) except those which would either have no Company Material Adverse Effect or those which have been released, dismissed, settled or otherwise satisfied, each of which is set forth in Section 4.12(e) of the Company Disclosure Schedule.

     (f) All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.

     (g) Except as set forth in Schedule 4.12 of the Company Disclosure Schedule and except with respect to the termination of the Stock Purchase Plan, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

     (h) The Company has not entered into any severance agreements or adopted any severance policies applicable to the Company or its employees which would have a Company Material Adverse Effect or which have not either been satisfied or provided for, and each such severance agreement and policy is set forth on
Section 4.12(h) of the Company Disclosure Schedule.

     4.13 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which will or is reasonably likely to result in the obligation of the Company,

Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Quist Financial, Inc. to render a fairness opinion, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.14 Parent Stock Ownership. The Company does not own any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

     4.15  Environmental Matters.

     (a) There has not been any violation of any Environmental Requirements by the Company or, to the knowledge of the Company, any Company Predecessor, nor to the knowledge of the Company has there been any third party claim or demand based upon any Environmental Requirements against the Company or any Company Predecessor, other than violations, claims or demands that have not resulted, and are not reasonably likely to result, in a Company Material Adverse Effect.

     (b) The Company has not disposed of, stored or used any Hazardous Materials on, nor has it transported any Hazardous Materials from, any of the Company Real Properties in violation of applicable Environmental Requirements other than a disposal, storage, use or transport which has not resulted in and is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, no Company Predecessor has disposed of, stored or used any Hazardous Materials on, nor has any such Company Predecessor transported any Hazardous Materials from, any of the Company Real Properties in violation of applicable Environmental Requirements.

     (c) To the knowledge of the Company, none of the following exists at any of the real property currently owned, leased or occupied by the Company or existed at any of the Company Real Properties at the time the Company or the Company Predecessor operated there: (i) underground storage tanks, (ii) asbestos-containing material in any friable or damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls (PCBs), or (iv) landfills or surface impoundments.

     (d) To the knowledge of the Company, none of the Company Real Properties is or has been contaminated by any Hazardous Materials, in a manner that has given or is reasonably likely to give rise to any material liability on the part of the Company to any person, including without limitation any governmental authority, for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, or SWDA, or any other Environmental Requirements, whether federal, state or locally imposed.

     4.16 Insurance. The Company maintains insurance with financially sound and reputable insurers, in such amounts, and with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company is located. The Company Disclosure Schedule contains a list of each insurance policy presently maintained by the Company.

     4.17  Proprietary Information and Inventions and Confidentiality
Agreement. Each employee, consultant, service provider, officer and director of the Company has executed a proprietary information and inventions and confidentiality agreement, copies of which have been provided to Parent. The Company is not aware that any of such persons is in violation thereof, and the Company will use its best efforts to prevent any such violation.

     4.18 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered by the Company to Parent or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that would have a Company Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto or otherwise disclosed by the Company to Parent in writing in the Company Disclosure Schedule.

     4.19 Title to Properties; Encumbrances. The Company Disclosure Schedule contains a complete and accurate list of all real property owned by the Company and all real property leases to which the Company is a party. Except as listed in the Company Disclosure Schedule, the Company has good and marketable title to its properties, interests in properties and assets, real and personal, used in or necessary for the operation of the business of Company, free and clear of all liens and encumbrances. The equipment of Company used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Company and (ii) in good operating condition and repair, ordinary wear and tear excepted. To the knowledge of the Company, all real or personal property leases to which Company is a party are valid, binding and enforceable against Company and effective in accordance with their respective terms.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub make the following representations and warranties to the Company as of the date of this Agreement.

     5.1  Organization and Standing.

     (a) Parent and each of its Significant Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Parent Material Adverse Effect.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub was organized for purposes of consummating the transactions contemplated by this Agreement. Merger Sub has not engaged in any activity other than as provided in, or contemplated by, this Agreement and, as of the date hereof, has no liabilities of any nature, contingent or otherwise, other than liabilities or obligations that may arise from this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by Parent.

     (c) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

     5.2  Authorization; Enforceability; No Violation.

     (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder.

     (b) All corporate action necessary on the part of Parent and Merger Sub for the execution, delivery and performance of this Agreement has been duly taken. No approval of the stockholders of Parent is required by applicable law or the rules of the Nasdaq National Market in connection with the consummation by Parent or Merger Sub of the transactions contemplated hereby.

     (c) This Agreement constitutes (assuming this Agreement is a valid and binding obligation of the Company), a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

     (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Certificate of Incorporation or the By-laws of Parent or any of its Subsidiaries (including without limitation Merger Sub), (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to Parent or any of its Subsidiaries (including without limitation Merger Sub), or (iii) any agreement, lease, license, permit or other instrument to which Parent or any of its Subsidiaries (including without limitation Merger Sub) is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Parent Material Adverse Effect.

     (e) There is no action, suit, proceeding or investigation pending or threatened against Parent or any of its Subsidiaries that questions the validity of this Agreement or the right of Parent or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

     (f) The Cash Consideration will be paid from existing cash of Parent. Parent will not be required to borrow or otherwise seek additional financing to pay the Cash Consideration. Neither Parent nor Merger Sub require the consent of any creditor to pay the Cash Consideration.

     5.3 No Consents. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Parent or any of its Subsidiaries for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) notices and filings required in order to comply with the Securities Act, the Exchange Act and state securities or "blue sky" laws, (ii) the filing of the Articles of Merger with the Colorado Secretary of State and (iii) any notices and filings necessary to comply with the rules of the Nasdaq National Market System.

     5.4  Parent Reports.

     (a) Parent has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since November 17, 1995 (the "Parent Reports"). As of their respective dates, the Parent Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Parent Report has been amended, revised or superseded by a Parent Report subsequently filed and publicly available prior to the date of this Agreement, none of the Parent Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the income, stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Parent and its Subsidiaries do not have any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, and included in the Parent Reports, (ii) liabilities or obligations incurred since March 31, 2000 in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Parent Report.

     5.5 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered by Parent to the Company or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by Parent in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Parent or its representatives to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that would have a Parent Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto.

     5.6 Company Options. Parent acknowledges that the vesting of all Company Options will accelerate at the Effective Time.

                                   ARTICLE 6

                                   COVENANTS

     6.1  Alternative Proposals.

     (a) Upon execution and delivery of this Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, conducted with any parties heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. Notwithstanding the foregoing, the Company may issue Company Common Stock issuable upon exercise of the Company Options outstanding on the date hereof and pursuant to the Stock Purchase Plan, subject to the limitations set forth in Section 3.2(d)(iv).

     (b) Prior to the Closing Date, the Company may, solely in response to unsolicited requests therefor, furnish non-public information regarding itself to any corporation, partnership, person or other entity or group in respect of, and may participate in discussions and negotiate with such entity or group concerning, a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction involving the Company (a "Transaction"), provided that (i) such entity or group has submitted a written proposal to the Board of Directors of the Company relating to any such Transaction (an "Alternative Proposal"), (ii) the entity or group enters into confidentiality agreements with the Company with respect to such non-public information, and (iii) the Company Board, by a majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty. The Company Board shall provide a copy of any such written proposal to Parent and Merger Sub immediately after receipt thereof, unless prohibited by the terms of such proposal.

     (c) Neither the Company nor any of its affiliates, nor any of such Persons' respective officers, directors, employees, representatives or agents, shall, directly or indirectly (i) encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning any Transaction, or (ii) authorize, propose or announce an intention to authorize or propose any Transaction (other than the Merger), unless and until the Company has received an Alternative Proposal in writing and the Company Board, by majority vote, has determined in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty.

     (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), (ii) permit the Company to enter into any agreement with respect to a Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Transaction, other than a confidentiality agreement in customary form), or (iii) except as specifically provided in Article 8, affect any other obligation of the Company under this Agreement.

     6.2  Interim Operations of the Company.

     (a) Prior to the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

          (i) shall conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not amend its Articles of Incorporation or Bylaws;

          (iv) shall promptly notify Parent of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, (B) any material litigation or, to the extent known to the Company, any material governmental complaints, investigations or hearings against or otherwise involving the Company (or communications indicating that the same may be contemplated), or (C) the breach of any representation or warranty of the Company contained herein;

          (v) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the Commission subsequent to the date of this Agreement;

          (vi) shall not enter into or amend any employment, severance or similar agreements or arrangements with any of its directors or executive officers, except (A) in the ordinary course of business consistent with past practice, or (B) as otherwise provided in this Agreement;

          (vii) shall not authorize, propose or announce an intention to authorize or propose, or enter into negotiations or an agreement with respect to any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights, which acquisitions, dispositions, releases or relinquishments would be outside the ordinary course of business and would involve aggregate consideration in excess of $100,000;

          (viii) shall not issue any shares of capital stock or securities, except as permitted by the last sentence of Section 6.1(a), or effect any stock split or otherwise change its capitalization;

          (ix) shall not grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other securities of the Company;

          (x) except as required by applicable law (in which case prompt notice shall be given by the Company to Parent), shall not amend in any material respect the terms of the Company Benefit Plans, including without limitation any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (xi) shall not incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, except in the ordinary course of business;

          (xii) shall not make any loans or advances to any other Person, except in the ordinary course of business;

          (xiii) shall not make any material tax election other than in the ordinary course, or without the consent of Parent, which shall not unreasonably be withheld, settle or compromise any material tax liability;

          (xiv) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests;

          (xv) shall not directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; provided that cashless exercises of stock options shall not be in violation of this clause (xv); and

          (xvi) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 4 hereof untrue or incorrect in any material respect as of the Closing Date.

     6.3 Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene (and adjourn and reconvene, if required to permit a stockholder vote on this Agreement, as amended) the Stockholders' Meeting as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that taking such action would constitute a breach of the Company Board's fiduciary duty, the Company Board shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

     6.4 Filings; Other Actions. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     6.5 Inspection of Records. From the date hereof to the Effective Time, each of the Company and Parent shall (a) allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times to its respective offices, records and files, correspondence, audits and properties, as well as to all information relating to its respective commitments, contracts, titles and financial position, or otherwise pertaining to its respective business and affairs, (b) furnish to the other party and the other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (c) instruct its respective employees, counsel and financial advisors to cooperate with the other party in the other party's investigation of its respective business.

     6.6 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter, until the Effective Time, the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and similar self regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     6.7  Proxy Statement.

     (a) Parent and the Company shall cooperate and promptly prepare the proxy statement with respect to the Stockholders' Meeting (the "Proxy Statement").

     (b) The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     (c) The Company shall ensure that the information set forth in the Proxy Statement does not (i) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (ii) at the time of the Stockholders' Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall comply as to form and substance with the requirements of the Exchange Act.

     (d) The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not (i) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (ii) at the time of the Stockholders' Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall comply as to form and substance with the requirements of the Exchange Act.

     No amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent.

     6.8 Affiliate Letters. The letters previously delivered by Affiliates of the Company in respect of certain securities and accounting matters are of no further force and effect.

     6.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Proxy Statement with the Commission and the expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by the Company and Parent.

     6.10  Employee Benefits.

     (a) From and after the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to persons who are employees of the Company at the Effective Time and who will continue as employees of the Surviving Corporation after the Effective Time (the "Company Personnel") the same employee compensation and benefit plans, programs and arrangements as are provided to other employees of Parent employed in similar capacities to such Company Personnel; provided, however, that subject to the foregoing, Parent shall not be precluded from amending or terminating any particular plan, program or arrangement, or from substituting any such plans, programs or arrangements with plans, programs or arrangements applicable and available to other employees of Parent and its Subsidiaries.

     (b) Following the Effective Time, Parent shall cause the benefit plans covering the Company Personnel following the Effective Time (the "Future Benefit Plans") to continue to recognize the service credit of the Company Personnel accrued as of the Effective Time under the Company Benefit Plans for purposes of participation, eligibility and vesting of benefits, to the extent permissible by the terms of such Future Benefit Plans.

     6.11 Agreements. Between the date hereof and the Closing Date, the Company shall not enter into any agreement which the Company knows or has reason to know is reasonably likely to cause any major customer of the Company to terminate any material contracts, agreements or other obligations that exist between that customer on the one hand, and the Company (or the Company following the Merger), on the other hand and the Company shall take all reasonable action appropriate to an effort to avoid such termination.

     6.12 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby; provided, however, that the Company and the Company Board shall not be required to grant such approvals or take such actions if the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that granting such approvals or taking such actions would constitute a breach of the Company's Board's fiduciary duties.

     6.13  Interim Operations of Parent.

     (a) Prior to the Effective Time, except as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, Parent:

          (i) shall promptly notify the Company of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, (B) any material litigation or, to the extent known to Parent, any material governmental complaints, investigations or hearings against or otherwise involving Parent (or communications indicating that the same may be contemplated), or (C) the breach of any representation or warranty of Parent contained herein;

          (ii) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed by Parent with the Commission subsequent to the date of this Agreement; and

     (b) shall not agree, in writing or otherwise, to take any action which would make any representation or warranty in Article 5 hereof untrue or incorrect in any material respect as of the Closing Date.

     6.14  Directors' and Officers' Indemnification and Insurance.

     (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in the Articles of Incorporation and the By-laws of the Company dealing with indemnification of officers, directors and employees of the Company and other persons specified therein, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder with respect to actions or events occurring prior to the Effective Time of individuals who were entitled to such indemnification prior to the Effective Time.

     (b) The Surviving Corporation shall maintain in effect for at least six years from the Effective Time directors' and officers' liability insurance with an insurance company rated at least "A" by A.M. Best Company, covering the persons who, as of the date of this Agreement, are covered by the Company's directors' and officers' liability insurance policy (the "Current Policy"). The coverage provided by the directors' and officers' liability insurance maintained by the Surviving Corporation shall be substantially similar to the coverage provided by the Current Policy.

     (c) Parent shall guarantee the obligations of the Surviving Corporation provided by this Section 6.14.

     This Section 6.14 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, and shall be enforceable by the indemnified parties.

     6.15 Vote to Adjourn. Parent shall vote all Common Stock as to which it has voting power in favor of adjourning the meeting of holders of Company Common Stock scheduled for October 23, 2000.

     6.16 Non-Employee Director Option Exercises. The Company shall cause each of its non-employee directors to provide to Parent, as soon as practicable but in no event later than October 31, 2000, an agreement that such non-employee director will exercise his Company Option prior to the Effective Time, if the closing price of the Parent Common Stock on the trading day preceding the Stockholders' Meeting is equal to or less than $15.75. Substituted Options will not be granted to the non-employee directors of the Company as a result of such exercises, if applicable.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the holders of the issued and outstanding shares of capital stock of the Company.

          (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

          (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the Articles of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Parent (and its Subsidiaries) and the Company, taken as a whole, following the Effective Time.

          (d) The Company Board shall have received the opinion of Quist Financial, Inc., substantially to the effect that, as of October 20, 2000, the Cash Consideration is fair to the holders of Company Common Stock from a financial point of view, and shall have provided a copy of the written opinion to Parent.

     7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and the Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

     7.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

          (b) Holders of not less than fifty-five percent (55%) of the Company Common Stock outstanding as of the Record Date shall have entered into voting agreements, in form and substance satisfactory to Parent, pursuant to which such holders shall have agreed to vote, or cause their shares to be voted, in favor of the Merger at the Stockholders' Meeting. Each such holder shall have complied in all material respects with all agreements and covenants required to be performed under such voting agreement.

          (c) Holders of not more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall have exercised their rights as Dissenting Shareholders.

          (d) The Stock Purchase Plan shall have been terminated and any stock and/or cash distributed thereunder as set forth in Section 3.2(d)(iv).

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

                                   ARTICLE 8

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by January 31, 2001, or (b) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at the Stockholders' Meeting or any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to paragraph (a) of this Section 8.2, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by January 31, 2001.

     8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in paragraph (a) of Section 7.1, by action of the Company Board, if (a) the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that terminating this Agreement and abandoning the Merger is required by the Company Board's fiduciary duties, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

     8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (a) the Company Board shall have (i) withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or (ii) recommended an Alternative Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

     8.5  Effect of Termination and Abandonment.

     (a) If this Agreement is terminated by the Company or Parent pursuant to
Section 8.2(b), 8.3(a) or 8.4(a), and (x) prior to such termination, a proposal with respect to a Transaction shall have been made, and (y) within two (2) years after such termination, either the Company enters into any agreement with respect to a Transaction whereby any third party shall acquire beneficial ownership of more than 50% of the Company's (i) outstanding shares of voting stock or (ii) assets (measured by fair market value), then the Company shall pay Parent, by wire transfer of immediately available funds, a fee (the "Termination Fee") of Five Million Dollars ($5,000,000) within fifteen (15) business days after the execution of such agreement or the consummation of such acquisition (whichever shall first occur).

     (b) The Company acknowledges that the agreements contained in this Section
8.5 are an integral part of the transactions contemplated in this Agreement and that the Termination Fee constitutes liquidated damages and is not a penalty. If the Company fails to promptly pay the Termination Fee when due and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall reimburse Parent for its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate, as then quoted in The Wall Street Journal, from the date the Termination Fee was required to be paid.

     (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except (i) the obligations of the parties set forth in this
Section 8.5 and Section 6.9, (ii) the provisions of Sections 9.3, 9.6, 9.9, 9.12 and 9.13, and (iii) the Confidentiality Agreement previously executed between the Company and Parent (the "Confidentiality Agreement"). Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or 8.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages, after taking into account payment of the Termination Fee, if such fee has been paid, from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the covenants contained in Article 3, Section 6.9, Section 6.14 and this Article 9 shall survive the Merger, but not beyond the extent, if any, specified therein.

     9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to Parent or Merger Sub:
         Advanced Energy Industries, Inc.
         1625 Sharp Point Drive
         Fort Collins, Colorado 80525
         Attn.: Richard P. Beck
         Facsimile: (970) 407-5300

     with copies to:
         Thelen Reid & Priest LLP
         333 West San Carlos Street, 17th Floor
         San Jose, CA 95110-2701
         Attn.: Jay L. Margulies, Esq.
         Facsimile: (408) 287-8040

     If to the Company:
         Engineering Measurements Company
         600 Diagonal Highway
         Longmont, Colorado 80501
         Attn.: Charles E. Miller
         Facsimile: (303) 678-7152

     with copies to:
         Chrisman, Bynum & Johnson, P.C.
         1900 Fifteenth Street
         Boulder, CO 80302
         Attn: G. James Williams, Jr.
         Facsimile: (303) 449-5426

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary (except as provided in Section 6.13), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.4 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws.

     9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other business entities and vice versa.

     9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 Incorporation of Exhibits. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Colorado court, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.14 Knowledge. For purposes of this Agreement, (a) "to the knowledge of the Company" or words of like import shall mean to the knowledge of Charles Miller or William Ringer, and (b) "to the knowledge of Parent" or words of like import shall mean to the knowledge of Douglas Schatz, Richard Beck or Joseph Monkowski.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year set forth in the Preamble hereto.

COMPANY:                                        ENGINEERING MEASUREMENTS COMPANY
                                                By: /s/ CHARLES E. MILLER
                                                    ----------------------------
                                                    Name: Charles E. Miller
                                                    Title: President

MERGER SUB:                                     FLOW ACQUISITION CORPORATION
                                                By: /s/ JAMES F. GENTILCORE
                                                    ----------------------------
                                                    Name: James F. Gentilcore
                                                    Title: President

PARENT:                                         ADVANCED ENERGY INDUSTRIES, INC.
                                                By: /s/ DOUGLAS S. SCHATZ
                                                    ----------------------------
                                                    Name: Douglas S. Schatz
                                                    Title: Chief Executive
                                                    Officer

                                   APPENDIX B

                        OPINION OF QUIST FINANCIAL, INC.

                                                                      APPENDIX B

                       [QUIST FINANCIAL, INC. LETTERHEAD]

October 25, 2000

The Board of Directors
Engineering Measurements Company
600 Diagonal Highway
Longmont, CO 80501

Gentlemen:

     Quist Financial, Inc. ("Quist") was retained by the Board of Directors of Engineering Measurements Company ("EMCO" or "Company"), a Colorado corporation, to express an opinion as to the fairness from a financial point of view to the Company's shareholders of a purchase price of $30,000,000 plus aggregate options exercise prices for the outstanding capital stock in EMCO (the "Purchase Price"), as set out in the Amended and Restated Agreement and Plan of Reorganization (the "Agreement") to be entered into between the Company and Advanced Energy Industries ("AEI"), a Delaware corporation.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, EMCO and AEI propose to enter into a business combination (the "Business Combination") in which all of the Company's outstanding shares of common stock as of the closing date shall be exchanged for $30,000,000 plus the aggregate of the exercise prices paid in cash by holders of EMCO options exercised after October 20, 2000 and before the closing date.

     Quist's principal business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for all purposes, including mergers and acquisitions, divestitures, gift and estate taxes, Employee Stock Ownership Plans, corporate and partnership recapitalizations, dissolutions, and other purposes. Prior to this engagement, Quist prepared a fairness opinion letter with respect to the original terms contemplated by the parties, which have been amended and restated in the Agreement.

     In arriving at our opinion, we reviewed a draft of the Agreement, and held discussions with senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company and AEI. We examined publicly available business and financial information relating to the Company and AEI as well as financial forecasts and other information and data for the Company that were provided to or otherwise discussed with us by the management of the Company, including strategic implications and operational benefits anticipated to result from the Business Combination as projected by the managements of the Company and AEI. We reviewed the financial terms of the Business Combination as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company capital stock; the historical and projected earnings and other operating data of the Company; and the historical and projected capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Purchase Price and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and AEI. We considered and reviewed earnings projections published by I/B/E/S International, Inc. for comparable publicly traded companies. In addition, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available, furnished to us, or discussed with us. We relied upon the assurances of the management of EMCO that they are not aware of any facts that would make any of the information provided to us inaccurate or misleading. We further relied upon the assurances of the Company's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

     We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities of EMCO or AEI. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which EMCO or AEI, or any of their respective affiliates is a party or may be subject; and our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters. We have also assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not have adverse effects on EMCO or AEI or change the Purchase Price. We have assumed that neither the Company nor AEI are party to any material pending transactions, including external financing, recapitalizations, acquisitions or merger discussions, other than the Business Combination or in the ordinary course of business. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Business Combination will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Business Combination contained in the Agreement.

     We were not requested to consider, and our opinion does not address, the relative merits of the Business Combination as compared to any alternative business strategies that might exist for the Company. Our opinion is limited to the fairness, from a financial point of view, of the Purchase Price in the Business Combination and does not address the Company's underlying business decision to affect the Business Combination. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Events occurring after the date hereof could materially affect assumptions used in preparing this opinion.

     Our opinion expressed herein is provided for the information of the Board of Directors of the Company in its evaluation of the Business Combination and our opinion is not intended to be and does not constitute a recommendation of the Business Combination to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Business Combination.

     This opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and our engagement letter and subject to the understanding that the obligations of Quist Financial, Inc. in regard to the Merger are solely corporate obligations and that no officer, director, employee, agent, shareholder or controlling person of Quist shall be subject to any personal liability whatsoever to any person.

     Quist's opinion does not consider the tax impact to individual shareholders based on the terms and structure of the deal. Quist is not and does not claim to be a qualified tax expert.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the Company's shareholders.

QUIST FINANCIAL, INC.

                                   APPENDIX C

                               DISSENTERS' RIGHTS

                                                                      APPENDIX C

                           COLORADO REVISED STATUTES
                     TITLE 7. CORPORATIONS AND ASSOCIATIONS
                                  CORPORATIONS

                                  ARTICLE 113
                               DISSENTERS' RIGHTS

                                     PART 1

                     RIGHT OF DISSENT -- PAYMENT FOR SHARES

7-113-101  DEFINITIONS.

     For purposes of this article:

          (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by nominee as the record shareholder.

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

          (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

          (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102  RIGHT TO DISSENT.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles or incorporation; or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, or the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan or merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan or merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

          (c) Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) (Deleted by amendment, L. 96, p. 1321, '30, effective June 1, 1996.)

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

          (I) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation

7-113-103  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTER'S RIGHTS

7-113-201  NOTICE OF DISSENTERS' RIGHTS.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provision of section 7-113-202(2).

7-113-202  NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wished to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder who wishes to assert dissenter's rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203  DISSENTERS' NOTICE.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103 (3) if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

7-113-204  PROCEDURE TO DEMAND PAYMENT.

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, excepts the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205  UNCERTIFICATED SHARES.

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206  PAYMENT.

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

7-113-207  FAILURE TO TAKE ACTION.

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

7-113-209  PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

7-113-301  COURT ACTION.

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding with the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the country in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the country where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302  COURT COST AND COUNSEL FEES.

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

FOR USE BY THE SHAREHOLDERS OF COMMON STOCK OF ENGINEERING MEASUREMENTS COMPANY.

             Engineering Measurements Company
             600 Diagonal Highway
             Longmont, Colorado 80501

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENGINEERING MEASUREMENTS COMPANY.

     The undersigned hereby appoints Charles Miller and William Ringer as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of the common stock, par value $.01 per share ("EMCO Shares"), of Engineering Measurements Company ("EMCO") held of record by the undersigned on September 21, 2000, at the reconvened special meeting of shareholders of EMCO to be held on January 2, 2001 and any adjournment thereof (the "Special Meeting").

     The Board of Directors of EMCO has approved the Amended and Restated Merger Agreement (each as defined in the accompanying Proxy Statement) and recommends that holders of EMCO Shares vote FOR approval of the Amended and Restated Merger Agreement.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

     Please mark, sign, date and promptly return this proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.

ENGINEERING MEASUREMENTS COMPANY
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

     Engineering Measurements Company will hold a special meeting of shareholders on January 2, 2001 at 9:00 a.m. local at EMCO's offices at 600 Diagonal Highway, Longmont, Colorado 80501, for the following purposes:

                                 (SEE REVERSE)

1. To approve the merger agreement, dated as of July 6, 2000, as amended and restated as of October 20, 2000, between EMCO, Advanced Energy Industries, Inc., a Delaware corporation, and Flow Acquisition Corporation, a Colorado corporation and a wholly owned subsidiary of Advanced Energy, that provides among other things, for a merger of Flow Acquisition into EMCO so that EMCO will become a wholly owned subsidiary of Advanced Energy.

      [   ] FOR                 [   ] AGAINST              [   ] ABSTAIN

2. Except as set forth in the accompanying proxy statement, in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

     All other proxies heretofore given by the undersigned to vote EMCO Shares which the undersigned would be entitled to vote if personally present at the Special Meeting, are hereby expressly revoked.

     ALL PROPOSALS ARE PROPOSED BY THE BOARD OF DIRECTORS OF EMCO. THIS PROXY

CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     BY SIGNING THIS PROXY THE SIGNATORY AUTHORIZES ITS TRANSMISSION TO EMCO OF THIS PROXY BY ELECTRONIC MEANS INCLUDING TELECOPY.

   Dated:         , 2000


                                             ----------------------------------
                                             Signature(s)

                                             ----------------------------------
                                             Signature(s)

                                             Please date this proxy and sign it
                                             exactly as your name or name(s)
                                             appear above. When shares are held
                                             jointly, both must sign. When
                                             signing as an attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             shares are held by a corporation,
                                             please sign in full corporate name
                                             by the President or other
                                             authorized officer. If shares are
                                             held by a partnership, please sign
                                             in partnership name by an
                                             authorized person.